Exhibit 10.37

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of November 10, 2015

Between

EVERBANK, as Bank

and

STONEGATE MORTGAGE CORPORATION, as Borrower

TABLE OF CONTENTS

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Agreement”) is made as of November 10, 2015 (the “Effective Date”), by and between Stonegate Mortgage Corporation, an Ohio corporation, with an address at 9190 Priority Way West Drive, Suite 300, Indianapolis, Indiana 46240 (“Borrower”) and EverBank, a federal savings association (“Bank”), under the following circumstances:
RECITALS
In order to finance Servicing Rights owned or acquired by Borrower from time to time, Borrower has requested that Bank make available to Borrower a revolving credit facility in an amount not to exceed the Maximum Loan Amount.  Each advance made by Bank to Borrower pursuant to this Agreement (each, a “Loan Advance” and collectively, the “Loan”) will be used by Borrower for Approved Purposes (as defined below).
This Agreement amends, restates and supersedes in its entirety that certain Loan and Security Agreement, dated as of July 15, 2015, by and between Borrower and Bank.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree:
1.Definitions.
For purposes of this Agreement, the terms set forth below shall have the following meanings.

(a)“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those accepted and prudent mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located, and in a manner at least equal in quality to the servicing Borrower or Borrower’s designee provides to mortgage loans which Borrower owns in its own portfolio.

(b)“Acknowledgment Agreement” means an Acknowledgment Agreement in the form prescribed or otherwise agreed to by Fannie Mae, Freddie Mac, Ginnie Mae or any other Person to be executed by Borrower, Bank and such Agency or such other Person as a condition to Borrower’s pledging Fannie Mae, Freddie Mac, Ginnie Mae or such other Person’s Servicing Rights to Bank. Each Acknowledgment Agreement must be in form and substance acceptable to Bank in its commercially reasonable discretion; provided that the form of the Ginnie Mae Acknowledgment Agreement as of the Effective Date is deemed acceptable.

(c)“Adjusted Indebtedness” means, at any date, the result of (1) Borrower’s Indebtedness on such date, minus (2) the unpaid principal of Borrower’s Subordinated Debt on such date (to the extent such Subordinated Debt is excluded from Borrower’s Indebtedness in calculating Borrower’s Adjusted Tangible Net Worth on such date in accordance with the definition thereof).

(d)“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the Net Worth of such Person plus (1) (A) all unpaid principal of all Subordinated Debt of such Person at such date; and (B) the MSR Value at such date; minus: (2) (A) the aggregate book value of all intangible assets of such Person and its consolidated Subsidiaries (as determined in accordance with GAAP), including, without limitation, goodwill; trademarks, trade names, service marks, copyrights, patents, licenses and franchises; capitalized Servicing Rights; organizational expenses; deferred expenses; (B) receivables from equity owners, Affiliates or employees; (C) advances of loans to Affiliates; (D) investments in Affiliates; (E) assets pledged to secure any liabilities not included in the Indebtedness of such Person; and (F) any other assets which would be deemed by HUD to be unacceptable in calculating adjusted tangible net worth; in all cases, calculated on a consolidated basis and determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to herein.

(e)“Advance Date” means the date on which a Loan Advance is made by Bank to Borrower in accordance with the terms of this Agreement.

(f)“Advance Request” means a written request for a Loan Advance submitted to Bank from a duly authorized employee of Borrower, in the form to be mutually agreed between Bank and Borrower.

(g)“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

(h)“Agency” means Fannie Mae, Freddie Mac, FHA, Ginnie Mae, VA and RHS.

(i)“Anti-Money Laundering Laws” shall have the meaning set forth in Section 2(a)(25) hereof.

(j)“Approved Purposes” means (1) working capital in ordinary course of Borrower’s business; (2) originating mortgage loans; (3) purchasing or retaining mortgage loan servicing rights; (4) paying related transaction fees and expenses; or (5) repaying existing indebtedness of the Borrower. Notwithstanding the foregoing, in no event shall any use be an Approved Purpose if such use would violate the terms of the applicable Acknowledgment Agreement, the rules, regulations or guidelines of such Agency or any agreement between Borrower and such Agency, or otherwise result in Fannie Mae, Freddie Mac or Ginnie Mae having a right to challenge or limit Bank’s security interest in the Pledged Servicing Rights or Pledged Servicing Receivables.

(k)“Approved Servicing Agreement” means a Servicing Agreement between Borrower and an Agency, in each case as approved by Bank in its reasonable discretion. Notwithstanding anything to the contrary contained herein, (i) Borrower’s Servicing Agreement with Ginnie Mae shall be deemed an Approved Servicing Agreement hereunder and (ii) no other Servicing Agreement shall be designated as an Approved Servicing Agreement without the written agreement of Bank and Borrower.

(l)“Approved Servicing Appraiser” shall mean an independent appraiser that is nationally known as an expert in the evaluation of Servicing Rights, and is pre-approved in writing by Bank from time to time, in its good faith sole discretion. As of the date hereof, Mountainview Capital Markets is Borrower’s Approved Servicing Appraiser for the purposes of this Agreement. Bank reserves the right at any time in its good faith sole discretion to withdraw such approval on a prospective basis by written notice to Borrower.

(m)“ATNW Servicing Rights Appraisal” shall mean a written appraisal or evaluation by an Approved Servicing Appraiser evaluating the MSR Appraised Value of all of the

Servicing Rights as of a date stated in the written report of such evaluation, each such evaluation and report to be made at Borrower’s expense, to be addressed to Borrower and to be in form and substance acceptable to Bank in its good faith sole discretion. The ATNW Servicing Rights Appraisal is solely for the purpose of calculating Adjusted Tangible Net Worth hereunder and is not used for Borrowing Base purposes.

(n)“Bank” has the meaning provided in the introductory paragraph hereof.

(o)“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

(p)“Borrower” has the meaning provided in the introductory paragraph hereof.

(q)“Borrowing Base” means, as of the date of determination, sixty five percent (65.0%) of the fair market value of the Eligible Pledged Servicing Rights as reflected in the most recent Servicing Rights Appraisal. For the avoidance of doubt, in no event shall any Servicing Rights be included in the Borrowing Base unless the Serviced Loans underlying such Eligible Pledged Servicing Rights are the subject of a then-current and effective Acknowledgement Agreement from the relevant Agency.

(r)“Borrowing Base Certificate” means, as of any date of preparation, a certificate setting forth the Borrowing Base in the form required by Bank, prepared by and certified by an authorized officer of Borrower.

(s)“Borrowing Base Deficiency” has the meaning set forth in Section 3(d).

(t)“Business Day” means any day other than a Saturday, a Sunday, a day on which the New York Stock Exchange or the Federal Reserve Bank of New York is closed, or a day on which banks in New York, New York, Boston, Massachusetts, Indianapolis, Indiana or Jacksonville, Florida are authorized or obligated to close their regular banking business.

(u)“Cash Equivalents” means (1) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (2) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Bank or its Affiliates or of any commercial bank having capital and surplus in excess of $500,000,000, (3) repurchase obligations of Bank or its Affiliates or of any commercial bank satisfying the requirements of clause (2) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (4) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (5) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (6) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Bank or any commercial bank satisfying the requirements of clause (2) of this definition, or (7) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition.

(v)“Change in Control” shall mean, with respect to Borrower, (a) the sale, transfer, or other disposition of all or substantially all of Borrower’s assets (excluding any such action taken in connection with any securitization transaction or routine sales of mortgage loans) or (b) the consummation of a merger or consolidation of Borrower with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s equity outstanding immediately after such merger, consolidation or such other reorganization is owned by persons who were not equity holders of Borrower immediately prior to such merger, consolidation or other reorganization.

(w)“Code” means the Internal Revenue Code of 1986, as amended.

(x)“Collateral” has the meaning provided on Exhibit I hereof.

(y)“Combined Facility Amount” shall mean $150,000,000.

(z)“Combined Facility Monthly Average” means the sum of the average daily outstanding principal balance of the Loan hereunder for any month during the Revolving Loan Period plus the average daily outstanding Purchase Price of the Purchased Mortgage Loans under the Mortgage Warehouse Agreement for such month.

(aa)“Confidential Terms” has the meaning provided in Section 11(k) hereof.

(bb)    “Confidential Information” has the meaning provided in Section 11(l) hereof.

(cc)    “Contractual Obligations” means, as to any Person, the provisions of any security issued by such Person, or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its properties is bound.

(dd)    “Debt for Borrowed Money Arrangements” shall have the meaning set forth in Section 2(a)(17) hereof.

(ee)    “Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

(ff)    “Default Rate” means the Interest Rate plus six percent (6%) per annum.

(gg)    “Effective Date” has the meaning provided in the introductory paragraph hereof.

(hh)    “Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof, including by limited on-line access to Bank’s computer system.

(ii)    “Eligible Pledged Servicing Right” means a Pledged Servicing Right:

(1)    that complies in all material respects with all applicable Laws and other applicable legal requirements, whether federal, state or local;

(2)    that constitutes an “account” or a “general intangible” as defined in the Uniform Commercial Code and is not evidenced by an “instrument,” as defined in the Uniform Commercial Code as so in effect;
(3)    that arose pursuant to an Approved Servicing Agreement;
(4)    that is genuine and constitutes a legal, valid, binding and irrevocable payment obligation, enforceable in accordance with the terms of the Servicing Agreement under which it has arisen, subject to no offsets, counterclaims or defenses (except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity), but subject to the applicable Agency’s interest in such Pledged Servicing Rights pursuant to an Acknowledgment Agreement;
(5)    that was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Pledged Servicing Right, the related Servicing Agreement (if applicable) or the financing thereof contemplated hereby unlawful, invalid or unenforceable and is not subject to any legal limitation on transfer;
(6)    that is owned solely by Borrower free and clear of all Liens other than Liens in favor of Bank (but subject to the applicable Agency’s interest in such Pledged Servicing Rights pursuant to an Acknowledgment Agreement) and has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person;
(8)    for which Borrower, Bank and the relevant Agency have entered into an Acknowledgment Agreement satisfactory in form and substance to Bank and
(9)    for which there exists no dispute regarding the Pledged Servicing Right that results in the Pledged Servicing Right being invalid or otherwise not recoverable or payable and in respect of which Borrower has complied in all material respects with the related Servicing Agreement.
(jj)    “EO13224” shall have the meaning set forth in Section 2(a)(26) hereof.

(jj)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(kk)    “ERISA Affiliate” means any Person that is treated as a single employer with Borrower under Section 414(b) or (c) of the Code, or solely for purposes of potential liability under Section 302 of ERISA and Section 412 of the Code is treated as a single employer with Borrower under Section 414(m) or (o) of the Code.

(ll)    “E-Sign” shall mean the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.

(mm)    “Event of Default” has the meaning provided in Section 8 hereof.

(nn)    “Existing Indebtedness” has the meaning set forth in Section 2(a)(17).

(oo)    “Facility Payment Date” means the first Business Day of each calendar month.

(pp)    “FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

(qq)    “Fannie Mae” means Fannie Mae or any successor thereto.

(rr)    “FHA” means the Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto.

(ss)    “FHA Approved Mortgagee” shall mean an institution which is approved by FHA to act as mortgagee of record pursuant to FHA Regulations.

(tt)    “Freddie Mac” means Freddie Mac or any successor thereto.

(uu)    “GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

(vv)    “Ginnie Mae” means the Government National Mortgage Association or any successor thereto.

(ww)    “GLB Act” has the meaning provided in Section 11(l) hereof.

(xx)    “Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority and any supra-national bodies such as the European Union or the European Central Bank) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned by or controlled by the foregoing.

(yy)    “Indebtedness” shall mean, with respect to any Person, total liabilities, as reported on that Person’s balance sheet, and calculated on a consolidated basis in accordance with GAAP.

(zz)    “Interest” means, with respect to any Loan Advance hereunder as of any date, the aggregate amount obtained by daily application of the Interest Rate to the then outstanding amount of such Loan Advance on each such date on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Advance Date for such Loan Advance and ending on (but excluding) the Interest Payment Date (reduced by any amount of such Interest previously paid by Borrower to Bank with respect to such Loan Advance).

(aaa)    “Interest Payment Date” means, for so long as any Obligations shall remain owing by Borrower to Bank, the earlier of (1) the Facility Payment Date occurring in each calendar month and (2) the Termination Date.

(bbb)    “Interest Rate” means LIBOR plus the applicable Margin. The Interest Rate shall adjust daily in accordance with changes in LIBOR.

(ccc)    “LIBOR” means, with respect to each day the Loan is outstanding, the rate per annum (rounded upward, if necessary to the nearest 1/16th of 1%) obtained by dividing (1) the rate appearing at Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters LIBOR01 Page on such service or such other service as may be designated by Bank for the purpose of displaying London interbank offered rates for U.S. Dollar deposits) as one month LIBOR on such date (and if such date is not a Business Day, the LIBOR as in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which Bank is offered dollar deposits at or about 10:00 a.m., New York City time, on such date, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Loan outstanding on such day by (2) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR loans is determined or any category of extensions of credit or other assets which include loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.

(eee)    “Lien” means any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement) or any lease in the nature thereof.

(fff)    “Loan” shall have the meaning set forth in the Recitals to this Agreement.

(ggg)    “Loan Advance” shall have the meaning set forth in the Recitals to this Agreement.

(hhh)    “Loan Documents” means this Agreement, each Acknowledgment Agreement, the Note, the Power of Attorney, the Subordination Agreements, if any, the Mortgage Warehouse Agreement, and each other document, instrument or agreement executed by Borrower in connection herewith, as any of the same may be amended, extended or replaced from time to time.

(iii)    “Loan Period” means the combined Revolving Loan Period and Term Loan Period.

(jjj)    “Maker” means and includes each maker of a promissory note in connection with a Mortgage and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage Loan, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

(kkk)    “Margin” shall mean four percent (4.00%) during the Revolving Loan Period and five percent (5.00%) during the Term Loan Period.

(lll)    “Margin Call” has the meaning set forth in Section 3(d).

(mmm)        “Material Adverse Effect” means a material adverse effect on (1) the property, business, operations or financial condition of Borrower and its Subsidiaries taken as a whole, (2) the ability of Borrower to perform its obligations under any of the Loan Documents to which it is a party, (3) the validity or enforceability of any of the Loan Documents or (4) the rights and remedies of Bank under any of the Loan Documents.

(nnn)    “Maximum Loan Amount” means Seventy Million Dollars ($70,000,000) minus the amount by which the outstanding Purchase Price under the Mortgage Warehouse Agreement exceeds Eighty Million Dollars ($80,000,000).

(ooo)    “MBS” means residential mortgage-backed securities.

(ppp)    “Mortgage Loan” means a residential real estate secured loan and the entire corresponding file therefor, including, without limitation: (1) the underlying promissory note, any reformation thereof, and a related mortgage or deed of trust and security agreement; (2) all guaranties and insurance policies, including, without limitation, all mortgage and title insurance policies and all fire and extended coverage insurance policies and rights of Borrower to return premiums or payments with respect thereto; and (3) all right, title and interest of Borrower in the Mortgaged Property.

(qqq)    “Mortgage Warehouse Agreement” means that certain Amended and Restated Master Repurchase Agreement dated as of November 10, 2015, as amended from time to time, between Borrower, as Seller, and Bank, as Buyer, pursuant to which Bank from time to time purchases mortgage loans originated by Borrower in an outstanding Purchase Price up to One Hundred Fifty Million and No/100 Dollars ($150,000,000.00), as said Mortgage Warehouse Agreement may be amended or restated from time to time.

(rrr)    “Mortgaged Property” means the real property securing repayment of a Mortgage Loan (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) but excludes any leasehold estates.

(sss)    “MSR Appraised Value” means, as of any date of determination, the fair market value of Borrower’s Servicing Rights at such time, calculated as a percentage (using the mid-point if expressed as a range) of the then unpaid principal balances of each category of Mortgage Loan then being serviced, as set forth in an ATNW Servicing Rights Appraisal. For the avoidance of doubt, in order to take into account changes in the unpaid principal balances of Mortgage Loans from the date of a particular appraisal to the date of any later determination of MSR Value for purposes of calculating Adjusted Tangible Net Worth at any time, the applicable value percentage shall be applied to the then (updated) unpaid principal balance of Mortgage Loans then included in Borrower’s capitalized Servicing Rights within each applicable category of Mortgage Loans of the date of such later determination of MSR Value.

(ttt)    “MSR Value” shall mean, as of any date of determination, the lesser of (a) Borrower’s capitalized Servicing Rights at such time, and (b) as applicable, and with respect to the same Servicing Rights (i) the MSR Appraised Value, at such time, with respect to those Mortgage Loans then included in Borrower’s capitalized Servicing Rights, or (ii) if the applicable ATNW Servicing Rights Appraisal has not been timely delivered to Bank, such amount as Bank shall determine in its sole and absolute discretion, using such means of valuation as it deems appropriate under the circumstances. Notwithstanding the foregoing, in no event shall the MSR Value exceed the product of (i) the weighted average servicing fee of Borrower’s servicing portfolio times (ii) the unpaid principal balance of Mortgage Loans serviced by Borrower and (iii) five (5).

(uuu)    “Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

(vvv)    “Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined on a consolidated basis in accordance with GAAP.

(www)    “Net Worth” shall mean, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

(xxx)    “Non-Excluded Taxes” shall have the meaning set forth in Section 3(g) hereof.

(yyy)    “Non-Utilization Fee” has the meaning provided in Section 3(j) hereof.

(zzz)    “Note” means that certain Promissory Note delivered by Borrower to Bank reflecting the Loan.

(aaaa)    “Obligations” means any and all debts, obligations and liabilities of Borrower to Bank (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

(bbbb)    “OFAC” shall have the meaning set forth in Section 2(a)(26) hereof.

(cccc)    “Other Taxes” shall have the meaning set forth in Section 3(g) hereof.

(dddd)    “Person” means any corporation, natural person, firm, joint venture, partnership, limited liability company, limited liability partnership, trust, unincorporated organization, Governmental Authority or other entity.

(eeee)    “Plan” means an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is established or maintained by either Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

(ffff)    “Pledged Deposit Accounts” shall have the meaning set forth in
Section 4(e).

(gggg)    “Pledged Servicing Receivables” means all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payments and prepayments of principal, interest or both, and tax, assessment, maintenance fee and insurance escrow payments, and servicing fees and compensation, owing, paid or due to be paid on, under or in respect of the Serviced Loans that are the subject of the Approved Servicing Agreements for which Borrower has granted Bank a security interest in the Pledged Servicing Rights related thereto, to compensate Borrower and to reimburse Borrower for making advances under such Approved Servicing Agreements, including all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or for making) advances made by Borrower (or its predecessor servicer) under the Approved Servicing Agreements, in each case from any other source or sources, including:
(1)    sums paid or to be paid by or for the accounts of the Makers in respect of such Serviced Loans;
(2)    any other Mortgage Loan master servicer, servicer or subservicer, whether or not affiliated or bound by any contract with Borrower;
(3)    any owner or holder of any Serviced Loan or mortgage-backed security backed by such Serviced Loans under the Approved Servicing Agreements, or any trustee, master servicer, servicer, subservicer or asset manager for any such owner;
(4)    any investor (whether pursuant to an express or implied advances reimbursement covenant under a contract between such investor and Borrower, or any predecessor servicer, contained in or executed pursuant to any asset management agreement or any mortgage or MBS selling or servicing guide, pursuant to any other agreement between Borrower, or any predecessor servicer, and such investor or by operation of any legal or equitable rule or principle, including subrogation);
(5)    VA, FHA, RHS or any other governmental, government-sponsored enterprise or private mortgage insurer or guarantor;
(6)    solely to the extent of Borrower’s rights therein and to the extent not otherwise required to be deposited in a clearing, custodial or escrow account pursuant to the relevant Servicing Agreement, any proceeds of foreclosure or other realizations on any security for or guarantees or insurance of Serviced Loans under any Servicing Agreement in respect of which Serviced Loans an advance was made by Borrower (or its predecessor servicer); and
(7)    any pool insurance, title insurance or any other insurance on property or property rights comprising or covered by any Serviced Loan which is the subject of any unrecovered advance.
(hhhh)    “Pledged Servicing Rights” means all of Borrower’s rights and interests under any Approved Servicing Agreements, including without limitation the rights to (1) service the Serviced Loans that are the subject matter of such Approved Servicing Agreement and (2) be compensated, directly or indirectly, for doing so; together with all Servicing Rights described in any subservicing agreement.

(iiii)    “Power of Attorney” means a duly executed, stand-alone Power of Attorney of Borrower in form and substance acceptable to Bank

(jjjj)    “Prohibited Person” shall have the meaning set forth in Section 2(a)(26) hereof.

(kkkk)    “Purchase Price” shall have the meaning set forth in the Mortgage Warehouse Agreement.

(llll)    “Purchased Mortgage Loans” shall have the meaning set forth in the Mortgage Warehouse Agreement.

(mmmm)    “Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

(nnnn)    “Reportable Event” means a reportable event as defined in Section 4043 of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.

(oooo)    “Requirements of Law” means, as to any Person, all requirements and prohibitions contained in the Certificate of Incorporation, Bylaws, Certificate of Formation, Operating Agreement or other organizational or governing documents of such Person, and of any law, treaty, rule or regulation, or of any final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.

(pppp)    “Restricted Cash” shall mean for any Person, any amount of cash or Cash Equivalents of such Person that is contractually required to be set aside, segregated or otherwise reserved.
(qqqq)    “Revolving Loan Period” means the period beginning on the Effective Date and ending on the earlier of (i) November 8, 2016 or (ii) the Termination Date.

(rrrr)    “RHS” means the Rural Housing Service of the United States Department of Agriculture.

(ssss)    “Serviced Loans” means all Mortgage Loans serviced or required to be serviced by Borrower under any Approved Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by Borrower for that purpose.

(tttt)    “Servicer” means a Person (which may, or shall, mean Borrower if the context permits, or requires, it) retained by the owner (or a trustee for the owner) of Mortgage Loans to service them under a Servicing Agreement.

(uuuu)    “Servicer Downgrade Event” means, if applicable, any debt, deposit, financial strength or any other financial, operational or performance rating for Borrower, a Servicer or any subservicer that, (i) if established by Standard & Poors, Moody’s and/or Fitch, is established as an initial rating below “Below Average” by Standard & Poors, “SQ4” by Moody’s or “RPS4” by Fitch, as applicable, or (ii) if previously established by Standard & Poors, Moody’s and/or Fitch, is downgraded one or more levels, resulting in a level below “Average” by Standard & Poors, “SQ3” by Moody’s or “RPS3” by Fitch, as applicable.

(vvvv)    “Servicing Agreement” means, with respect to any Person, the arrangement, whether or not evidenced in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether or not any of such Mortgage Loans are owned by such Person.

(wwww)    “Servicing Rights” means all of Borrower’s rights and interests under any Servicing Agreement, including the rights to (a) service the Serviced Loans that are the subject matter of such Servicing Agreement and (b) be compensated and reimbursed, directly or indirectly, for doing so.

(xxxx)    “Servicing Rights Appraisal” shall mean a written appraisal or evaluation by a servicing appraiser chosen by Bank in its sole and absolute discretion evaluating the fair market value of the Pledged Servicing Rights as of a date stated in the written report of such evaluation. Each such evaluation and report shall be made at Bank’s expense, be addressed to Bank and be in form and substance acceptable to Bank in its sole and absolute discretion. Notwithstanding the foregoing, in no event shall the Borrowing Base include any appraised value exceeding the product of (i) the weighted average servicing fee of Borrower’s servicing portfolio times (ii) the unpaid principal balance of Mortgage Loans serviced by Borrower and (iii) five (5).

(yyyy)    “Subordinated Debt” means, Indebtedness of Borrower (i) that is unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Borrower in respect of such Indebtedness is subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Loan and all other Obligations on terms and conditions that are satisfactory in form and substance to Bank in its sole and absolute discretion. Subordinated Debt, if any, outstanding as of the Effective Date is as set forth in the financial statements most recently delivered to Bank prior to the Effective Date.

(zzzz)    “Subordination Agreement” shall mean an agreement among Bank, Borrower, and all applicable third parties which satisfies the requirements of clause (iii) of the definition of “Subordinated Debt.”

(aaaaa)    “Subsidiary” means any Person, more than fifty percent (50%) of the stock or other ownership interest of which, having by the terms thereof, ordinary voting power to elect the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) shall, at the time as of which any determination is being made, be owned, either directly or through Subsidiaries.

(bbbbb)    “Taxes” shall have the meaning set forth in Section 3(g) hereof.

(ccccc)    “Term Loan Period” means the period beginning on the last day of the Revolving Loan Period and ending on the earlier of (i) the two (2) calendar year anniversary thereof or (ii) the Termination Date.

(ddddd)    “Termination Date” means (a) the last day of the Loan Period, or (b) such earlier date on which this Agreement shall terminate or be terminated by Bank in accordance with the provisions hereof or by operation of law or the date on which the Note shall be accelerated and declared due and payable in accordance with the provisions of Section 10 of the Note.

(eeeee)    “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or nonperfection of the security interest in any Collateral or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection.

(fffff)    “Up-Front Fee” means, on the Effective Date, a fee equal to 25 basis points (0.25%) of the Maximum Loan Amount on the Effective Date.

(ggggg)    “U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 3(g)(5)(ii) hereof.

(hhhhh)    “VA” means the Veterans Administration and any successor agency.

2.Representations and Warranties.
(a)Corporate Representations and Warranties. Borrower represents and warrants to Bank as of the date hereof, as of the Advance Date for any Loan Advance and at all times prior to the Termination Date (except as otherwise indicated) that:

(1)Borrower Existence. Borrower has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Ohio.

(2)Licenses. Borrower is duly licensed or is otherwise qualified in each jurisdiction in which qualification is required to transact business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Borrower has the requisite power and authority and legal right to service the Serviced Loans and to own, sell and grant a lien on all of its right, title and interest in and to the Collateral, and to execute and deliver, engage in the Loan Advances contemplated by, and perform and observe the terms and conditions of, the Loan Documents.

(3)Power. Borrower has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4)Due Authorization. Borrower has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents, as applicable. This Agreement has been duly authorized, executed and delivered by Borrower, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Borrower in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)Financial Statements. As of the Advance Date for any Loan Advance, Borrower has heretofore furnished to Bank a copy of (a) its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the fiscal year of Borrower ended December 31, 2014 and the related consolidated statements of income and retained earnings and of cash flows for Borrower and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of its certified public accountants and (b) its consolidated and consolidating balance sheet and the consolidated and consolidating balance sheets of its consolidated Subsidiaries for the quarterly fiscal period of Borrower ended March 31, 2015, and the related consolidated statements of income and retained earnings and of cash flows for Borrower and its consolidated Subsidiaries for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are true and correct and fairly present, in all material respects, the consolidated financial condition of Borrower and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Borrower has, on the date of the statements delivered pursuant to this Section 2(a)(5) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrower except as heretofore disclosed to Bank in writing.

(6)Solvency. As of the Advance Date for any Loan Advance, Borrower and its Subsidiaries, taken as a whole are solvent and will not be rendered insolvent by any Loan Advance and, after giving effect to such Loan Advance, will not be left with an unreasonably small amount of capital with which to engage in their business. Borrower does not intend to incur, nor does it believe it has incurred, debts beyond its ability to pay such debts as they mature nor is it contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of itself or any of its assets. Borrower is not pledging or transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

(7)No Conflicts. As of the Advance Date for any Loan Advance, the execution, delivery and performance by Borrower of the Loan Documents does not conflict with any term or provision of any Requirements of Law, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which Borrower is a party.

(8)Accurate and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Borrower to Bank in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to Borrower, after due inquiry, that would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, Financial Statement, exhibit, schedule, disclosure letter or other writing furnished to Bank for use in connection with the transactions contemplated hereby or thereby.

(9)Approvals. As of the Advance Date for any Loan Advance, except as otherwise contemplated hereby with respect to Agency approval and the execution and delivery of Agency Acknowledgment Agreements, no consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by Borrower of the Loan Documents.

(10)Litigation. As of the Advance Date for any Loan Advance, there is no action, proceeding or investigation pending with respect to which Borrower has received service of process or, to the best of Borrower's knowledge threatened against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Loan Document, (B) seeking to prevent the consummation of any of the transactions contemplated by any Loan Document, or (C)  that might that could reasonably be expected to materially and adversely affect the validity of any of the Collateral or the performance by Borrower of its obligations under, or the validity or enforceability of, the Loan Documents.

(11)Material Adverse Change. There has been no Material Adverse Effect since the date set forth in the most recent financial statements supplied to Bank.

(12)Taxes. Borrower and its Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all material taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which it has established adequate reserves.

(13)Investment Company. Neither Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(14)Chief Executive Office: Jurisdiction of Organization. Borrower's chief executive office is located at 9190 Priority Way West Drive, Suite 300, Indianapolis, Indiana 46240 (or, after the Effective Date, such other location as Borrower shall have given Bank written notice thereof at least 30 days in advance). Borrower's jurisdiction of organization is Ohio. Borrower has no trade name other than those disclosed in writing to Bank. During the preceding five years, Borrower has not been known by or done business under any, corporate or fictitious, other name other than those disclosed in writing to Bank, and has not filed or had filed against it any bankruptcy, receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(15)Location of Books and Records. The location where Borrower keeps its books and records, other than those relating to Serviced Loans or the servicing of other Mortgage Loans, is its chief executive office. The location where Borrower keeps its books, computer tapes and records relating to the Serviced Loans and the servicing of other Mortgage Loans is its servicing center, located at 4849 Greenville Ave., Suite 800, in Dallas, Texas.

(16)ERISA. Each Plan to which Borrower or its Subsidiaries make direct contributions, and, to the knowledge of Borrower, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(17)Debt for Borrowed Money. All credit facilities, repurchase facilities or substantially similar facilities or other debt for borrowed money of Borrower (the “Debt for Borrowed Money Arrangements”) that are presently in effect and/or outstanding are listed on Exhibit II hereto or notice of the incurrence thereof after the Effective Date has been provided in accordance with Section 6(f)(3) hereof and no defaults or events of default exist thereunder (the “Existing Indebtedness”).

(18)Agency Approvals; Servicing Facilities.  Borrower or its subservicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Serviced Loans in accordance with the requirements of the applicable Approved Servicing Agreement.  With respect to Ginnie Mae Servicing Rights and to the extent necessary, Borrower is an FHA Approved Mortgagee and a VA Approved Lender. Borrower is also approved by Fannie Mae and Ginnie Mae as an approved lender and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.  In each such case, Borrower is in good standing, with no event having occurred that would make Borrower unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency or to the Department of Housing and Urban Development, FHA or VA.

(19)Plan Assets. Borrower is not an employee benefit plan as defined in Section 3 of Title I of ERISA that is subject to Title I of ERISA, or a plan described in Section 4975(e)(l) of the Code that is subject to Section 4975 of the Code, and the Collateral is not comprised in any respect of “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA in Borrower's hands.

(20)Reserved.

(21)Servicing Agreements.  As of the Advance Date for any Loan Advance, Borrower has provided Bank with copies of each Approved Servicing Agreement (including, without limitation, all exhibits and schedules referred to therein or delivered pursuant thereto), all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof and all agreements and other material documents relating thereto, and Borrower hereby certifies that the copies delivered to Bank by Borrower are true and correct.  None of such documents has been amended, supplemented or otherwise modified (including waivers) since the respective dates thereof, except by amendments, copies of which have been delivered to Bank.  Each Approved Servicing Agreement has been duly executed and delivered by Borrower and is in full force and effect, and no default or material breach has occurred and is continuing thereunder.

(22)Eligible Pledged Servicing Rights. Each Pledged Servicing Right is an Eligible Pledged Servicing Right.

(23)No Default. No Event of Default has occurred and is continuing.
(24)Margin Regulations. The use of all funds acquired by Borrower under this Agreement will not conflict with or contravene any of Regulations T, U or X.

(25)Anti-Money Laundering Laws. Borrower has complied in all material respects with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”); Borrower has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable mortgagor and the origin of the assets used by the said mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable mortgagor for purposes of the Anti-Money Laundering Laws.

(26)No Prohibited Persons. Borrower, and, as applicable, none of its Affiliates, officers, directors, partners or members, is an entity or person (or to Borrower’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in

EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(b)Remedies for Breach. The representations and warranties set forth in this Agreement shall survive the pledge of the Collateral to Bank or its designated standby servicer, and shall continue for so long as Loan Advances remain unpaid. Upon discovery by Borrower or Bank of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the other.

3.Loan Advances.

(a)Subject to and upon the terms and conditions of this Agreement, during the Revolving Loan Period, Bank agrees to make one or more Loan Advances to Borrower for Approved Purposes in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Loan Amount. Within the limit of the Maximum Loan Amount in effect from time to time, during the Revolving Loan Period, Borrower may borrow, repay, and reborrow at any time and from time to time from the Effective Date to the earlier of (a) the expiration of the Revolving Loan Period, or (b) the Termination Date. If, by virtue of payments made on the Note during the Revolving Loan Period, the principal amount owed on the Note prior to the Termination Date reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Loan Advances made thereafter and the Obligations, and Bank shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by Bank. The Loan may not exceed the Maximum Loan Amount at any time. Borrower acknowledges and agrees that the Maximum Loan Amount is calculated in conjunction with the Maximum Purchase Amount under the Mortgage Warehouse Agreement such that in no event shall the aggregate of the outstanding principal balance of the Loan hereunder and the outstanding Purchase Price of the Purchased Mortgage Loans exceed $150,000,000 at any time. Upon the expiration of the Revolving Loan Period, and provided that no Event of Default has occurred and is continuing, the Revolving Loans shall, without any further action by Bank or Borrower, convert to a term loan (the “Term Loan”) in accordance with the terms of the Promissory Note. No portion of the Loan Advances shall be funded with “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA) if it would cause Borrower to incur any prohibited transaction excise tax penalties under Section 4975 of the Code.
Borrower shall initiate each Loan Advance by submitting to Bank a written Advance Request at least five (5) Business Days prior to the proposed Advance Date. Bank shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically, and purporting to have been sent to Bank by Borrower and Bank shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.
Subject to the terms and conditions of this Agreement, each Loan Advance shall be made available to Borrower via wire transfer, in immediately available funds, in an account of Borrower designated by Borrower in its Advance Request for such Loan Advance.
(b)In no event shall Bank fund any Loan Advance when any Default or Event of Default has occurred and is continuing.

(c)The Loan shall be evidenced by, be repayable, and accrue interest in accordance with, the Note. The unpaid principal balance of the Note shall be repaid as provided therein.  Borrower agrees that Bank is authorized to record on the Note (i) the date and amount of each Loan Advance made by Bank pursuant hereto and (ii) the date and amount of each payment of principal of each Loan Advance, in the books and records of Bank in such manner as is reasonable and customary for Bank, and that a certificate of an officer of Bank, setting forth in reasonable detail the information so recorded, shall constitute prima facie evidence of the accuracy of the information so recorded, absent manifest error; provided that the failure to make any such recording shall not in any way affect the Obligations of Borrower or the rights of Bank hereunder or under the Note. Subject to the terms and conditions in this Agreement, the Note, and the other Loan Documents, Borrower may borrow, repay, and reborrow under the Note during the Revolving Loan Period without penalty or premium.

(d)If at any time the aggregate outstanding principal balance of the Loan exceeds the Borrowing Base in effect at such time by at least Fifty Thousand Dollars ($50,000) (such excess, a “Borrowing Base Deficiency”), then Bank may by written notice to Borrower require Borrower to transfer to Bank cash in an amount at least equal to the Borrowing Base Deficiency (such requirement, a “Margin Call”), which Bank will apply to satisfy such Borrowing Base Deficiency. Notice delivered pursuant to this Section 3(d) may be given by any written (including electronic) means.  Any notice given before 5:00 p.m. (Eastern time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (Eastern time) on the next Business Day following such notice. The failure of Bank, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Bank to do so at a later date.  Borrower and Bank each agree that a failure or delay by Bank to exercise its rights hereunder shall not limit or waive Bank’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Borrower. Bank may in its sole discretion accept the pledge of additional Collateral rather than cash to satisfy any Margin Calls.

(e)Borrower represents that the proceeds of the Loan Advances will be used only for Approved Purposes.

(f)If any change subsequent to the date hereof in any applicable law, order, regulation, treaty or directive issued by any central bank or other Governmental Authority, or in the governmental or judicial interpretation or application thereof, or compliance by Bank with any request or directive (whether or not having the force of law) by any central bank or other Governmental Authority:

(1)subjects Bank to any tax of any kind whatsoever with respect to this Agreement or any Loans made hereunder, or change the basis of taxation of payments to Bank of principal, fee, interest or any other amount payable hereunder (other than Taxes described in clauses (I) through (IV) of Section 3(g)(1));

(2)imposes, modifies or holds applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Bank which are not otherwise included in the determination of the corporate base rate; or

(3)imposes on Bank any other condition;
and such change increases the cost to Bank of purchasing or maintaining the Loan, or reduces any amount receivable in respect thereof, or reduces the rate of return on the capital of Bank or any Person controlling

Bank, then, in any such case, Borrower shall promptly pay to Bank, upon its written demand, any additional amounts necessary to compensate Bank for such cost increase or reduction in the amounts receivable or rate of return, as determined by Bank, with respect to this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby. If Bank becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Borrower in writing of the event by reason of which it has become so entitled. Bank shall provide with such notice a certificate as to any additional amounts payable pursuant to the foregoing sentence, containing the calculation thereof in reasonable detail, and such calculation shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement.
(g)(1) Any and all payments by Borrower under or in respect of this Agreement or any other Loan Documents to which Borrower is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law. If Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents to Bank, (i) Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with any applicable Requirement of Law, and (iii) the sum payable by Borrower hereunder shall be increased as may be necessary so that after Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional amounts payable under this Section 3(g)) Bank receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes. For purposes of this Agreement the term “Non-Excluded Taxes” are Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower under this Agreement or any other Loan Document other than (I) Taxes imposed on or measured by overall Net Income, franchise Taxes, and branch profits Taxes, in each case, (x) imposed as a result of Bank or any other recipient of the payment being organized under the laws of, or having its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (y) imposed as a result of a present or former connection between Bank or any other recipient of the payment and the jurisdiction imposing such Tax (other than connection arising from such person having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any other Loan Document), (II) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to this Agreement or such person changes its lending office, except to the extent that, pursuant this Section 3(g), amounts were payable to such person’s assignor immediately before such person becomes a party to this Agreement or were payable before such person changed its lending office, (III) Taxes attributable to a failure of Bank or other recipient of a payment hereunder to comply with Section 3(g)(5), and (IV) any U.S. federal withholding Taxes imposed under FATCA.

(2) Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or value-added taxes, or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment at the request of Borrower) as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than a connection arising from such person having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents) (collectively, “Other Taxes”).
(3) Borrower hereby agrees to indemnify Bank for, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes (including Non-Excluded Taxes and Other Taxes imposed on or asserted on or attributable to amounts payable under this Section 3(g)) imposed on or paid by Bank and any reasonable expenses arising therefrom or with respect thereto. The indemnity by Borrower provided for in this Section 3(g)(3) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by Borrower under the indemnity set forth in this Section 3(g)(3) shall be paid within ten (10) days from the date on which Bank makes written demand therefor.
(4) Within thirty (30) days after the date of any payment of Taxes, Borrower (or any Person making such payment on behalf of Borrower) shall furnish to Bank for its own account a certified copy of the original official receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Bank.
(5) Bank and any Bank assignee shall deliver to Borrower:
(i) in the case of Bank or an assignee which is a “U.S. Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 certifying that it is not subject to backup withholding,
(ii) in the case of a Bank assignee which is not a “U.S. Person” as defined in Code section 7701(a)(30): (I) a properly completed and executed IRS Form W-8BEN-E or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder; (II) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “U.S. Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of Borrower or affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C); (III) to the extent such non-U.S. person is not the beneficial owner of the rights and obligations represented by this Agreement, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and (IV) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by law to permit Borrower to determine the withholding or deduction required to be made.
(iii) if a payment made to Bank or a Bank assignee under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Bank or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank or assignee shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3(g)(3)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
The applicable IRS forms referred to above shall be delivered by each applicable Bank or Bank assignee on or prior to the date on which such person becomes a party to this Agreement and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder.
(6) If Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to Section 3(g)(1), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Bank, agrees to repay the amount paid over to the it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3(g)(5), in no event will the indemnified party be required to pay any amount to Borrower pursuant to this Section 3(g)(5) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(h)Except as otherwise provided in the Loan Documents or otherwise agreed by Bank, all payments and prepayments of the Obligations, including proceeds from the exercise of any rights under the Loan Documents or proceeds of any of the Collateral, shall be applied to the Obligations in the following order, any instructions from Borrower to the contrary notwithstanding: (a) to the expenses for which Bank shall not have been reimbursed under the Loan Documents, and then to all indemnified amounts due under the Loan Documents; (b) to fees then owed Bank hereunder or under any other Loan Document; (c) to accrued interest on the portion of the Loan Advance being paid or prepaid; (d) to the principal portion of the Loan Advance being paid or prepaid; (e) to the remaining accrued interest on the Loan; (f) to the remaining principal portion of the Loan; (g) to any remaining Obligations; and (h) to Borrower any remaining amounts. All amounts remaining after the foregoing application of funds shall be paid to Borrower.

(i)Notwithstanding anything else to the contrary contained or implied herein or in any other Loan Document, Bank shall have full, unlimited recourse against Borrower and its assets in order to satisfy the Obligations.

(j)Commencing on the first day of the calendar month following the calendar month in which Bank makes the initial Loan Advance hereunder, in the event that the average daily principal balance of the Loan for any month during the Revolving Loan Period is less than 50.0% of the Maximum Loan Amount, Borrower shall pay to Bank in immediately available funds a non‑refundable non-utilization fee (the “Non-Utilization Fee”) due, owing, and payable in arrears no later than 10

Business Days following the end of each such calendar month. The Non-Utilization fee shall equal, for each calendar month, the product of (1) 0.25% per annum and (2) the excess of (A) the Maximum Loan Amount over (B) the average daily principal balance of the Loan during such calendar month, based on a 360 day year. The Non-Utilization Fee shall not apply to the Term Loan Period. Non-Utilization Fees hereunder shall be prorated for any partial month at the end of the Revolving Loan Period.

4.Security Interest.

(a)Borrower hereby pledges, assigns and grants to Bank a continuing first priority security interest in all of Borrower’s right, title and interest in and to all of the Collateral to secure the prompt and complete payment and performance when due of all of the Obligations.

(b)Notwithstanding anything to the contrary contained herein, (i) Borrower and each other obligated party shall remain liable under the Servicing Agreements, contracts and other agreements to which such Person is a party and which are included in the Collateral and shall perform all of its respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, and (ii) other than as set forth in the relevant Acknowledgment Agreement, Bank shall not have any obligation or liability under any of the Servicing Agreements, contracts and other agreements included in the Collateral by reason of this Agreement, nor shall Bank be obligated to perform any of the obligations or duties of Borrower or any other obligated party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
(c)At any time and from time to time, upon the written request of Bank, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Bank may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the UCC. Borrower hereby irrevocably authorizes Bank at any time and from time to time to prepare and file one or more financing statements (and any continuation statements and amendments thereto) describing the Collateral whether or not Borrower’s signature appears thereon.

(d)Servicing Rights under Servicing Agreements with Fannie Mae, Freddie Mac or Ginnie Mae will have a market value of zero for purposes of determining the Borrowing Base until the date on which an Acknowledgment Agreement covering such Servicing Rights has been executed and delivered by Borrower, Bank and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable.

(e)At any time following the occurrence and during the continuation of an Event of Default or in connection with the implementation of any servicing advance receivable sublimit that Bank may approve, Borrower shall establish and maintain with Bank: (i) a demand deposit account with Bank styled “Stonegate Mortgage Corporation in trust for EverBank - Fannie Mae Servicing Rights Account”, which account shall be established for the purpose of holding cash proceeds of Fannie Mae Servicing Rights for the benefit of Bank; (ii) if any third parties other than Agencies become Approved Investors, a demand deposit account with Bank styled “Stonegate Mortgage Corporation in trust for EverBank-Non Agency Account,” which account shall be established by Bank for the purpose of holding cash proceeds of Servicing Rights and Servicing Receivables other than Agency Servicing Rights for the benefit of Bank; (iii) if Ginnie Mae becomes an Approved Investor, a demand deposit account with Bank styled “Stonegate Mortgage Corporation in trust for EverBank - Ginnie Mae Servicing Rights Account”, which account shall be established by Bank for the purpose of holding for the benefit of Bank only such cash proceeds of Ginnie Mae Servicing Rights as Borrower may be entitled to receive free and clear of any rights of Ginnie Mae or other restrictions on transfer set forth in the Ginnie Mae Servicing Agreement; and (iv) if Freddie Mac becomes an Approved Investor, a demand deposit account with Bank styled “Stonegate Mortgage Corporation in trust for EverBank - Freddie Mac Servicing Rights Account”, which account shall be established by Bank for the purpose of holding cash proceeds of Freddie Mac Servicing Rights for the benefit of Bank (each such account, a “Pledged Deposit Account”. Each Pledged Deposit Account shall be in the form of a time deposit or demand account.  Following the establishment of any Pledged Deposit Account, Pledged Servicing Receivables and Pledged Servicing Rights funds received and retained by Borrower pursuant to the applicable Servicing Agreement shall promptly, and in any event within two (2) Business Days after receipt, be deposited in the appropriate Pledged Deposit Account. Funds deposited in the Pledged Deposit Accounts (including any interest paid on such funds) may be distributed only with the consent of Bank. Prior to Borrower making any withdrawal from the custodial account or any other clearing account maintained under the related Servicing Agreement, Borrower, as applicable shall instruct any subservicer(s) and the related depository institution(s) to remit all collections, payments and proceeds in respect of any Pledged Servicing Receivables or Pledged Servicing Rights into the appropriate Pledged Deposit Account.  Borrower shall not withdraw or direct the withdrawal or remittance of any amounts on account of any Pledged Servicing Receivables or Pledged Servicing Rights income related to any Servicing Agreement from any custodial account into which such amounts have been deposited other than to remit to the appropriate Pledged Deposit Account. Notwithstanding the foregoing, in no event shall “Pledged Deposit Account” include any clearing, custodial or escrow account established pursuant to the relevant Servicing Agreement.

(f)Notwithstanding anything to the contrary herein or any of the other Loan Documents, the pledge of Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Fannie Mae shall only secure Borrower’s debt to Bank incurred for the purposes of (a) purchasing additional Mortgage Loan servicing rights and retaining current Mortgage Loan servicing rights, (b) purchasing a mortgage banking company (including a management buyout of an existing mortgage banking company) or (c) securing a warehouse line of credit; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Fannie Mae supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements, or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):
The Security Interest described in this financing statement is subject and subordinate to all rights, powers, and prerogatives of Fannie Mae under and in connection with (i) the terms and conditions of that certain Acknowledgment Agreement, with respect to the Security Interest, by and between Fannie Mae, Stonegate Mortgage Corporation (the “Debtor”) and EverBank and (ii) the Mortgage Selling and Servicing Contract, the Fannie Mae Selling Guide, the Fannie Mae Servicing Guide and any supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements (including applicable MBS pool purchase contracts and variances), recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, and any other agreements between Fannie Mae and the Debtor, and all as amended, modified, restated or supplemented heretofore and hereafter from time to time  (collectively, the “Fannie Mae Lender Contract”), which rights, powers, and prerogatives include, without limitation, the right of Fannie Mae to terminate the Fannie Mae Lender Contract with or without cause and the right to sell, or have transferred, the Servicing Rights as therein provided.

(g)Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the pledge of Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Freddie Mac shall only secure Borrower’s indebtedness and obligations to Bank incurred for (i) the purposes of securing (a) a warehouse line of credit and used for one of the purposes set forth in clauses (b) through (e), (b) a loan whose proceeds have been or will be used to acquire rights in such Freddie Mac Servicing Agreement in accordance with the provisions of the Freddie Mac Sellers’ and Servicers’ Guide, (c) a loan whose proceeds have been or will be used to acquire assets of, or stock issued by, Borrower, (d) a loan whose proceeds have been or will be used to purchase from another mortgage banking company the contract right to service Mortgage Loans, or to purchase assets of, or stock issued by, such company, (e) a loan whose proceeds have been or will be used as working capital, or (ii) any other purpose which Freddie Mac, in its sole and absolute discretion, considers to be consistent with the purposes of its Acknowledgment Agreement to be executed among Borrower, Bank and Freddie Mac; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Freddie Mac supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; and provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):
The security interest referred to in this financing statement is subject and subordinate in each and every respect (a) to all rights, powers and prerogatives of one or more of the following:  the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or such other investors that own mortgage loans, or which guaranty payments on securities based on and backed by pools of mortgage loans, identified on the exhibit(s) or schedule(s) attached to this financing statement (the “Investors”); and (b) to all claims of an Investor arising out of any and all defaults and outstanding obligations of the debtor to the Investor.  Such rights, powers and prerogatives of the Investors may include, without limitation, one or more of the following: the right of an Investor to disqualify the debtor from participating in a mortgage selling or servicing program or a securities guaranty program with the Investor; the right to terminate contract rights of the debtor relating to such a mortgage selling or servicing program or securities guaranty program; and the right to transfer and sell all or any portion of such contract rights following the termination of those rights.
(h)To the extent that the pledge of Borrower’s right, title and interest in mortgage servicing rights under Approved Servicing Agreements with Ginnie Mae shall at any time be included within the security interest created hereby, Bank acknowledges and agrees that (x) Borrower is entitled to servicing income with respect to a given mortgage pool only so long as Borrower is an issuer in good standing pursuant to Ginnie Mae rules, regulations, guides and similar announcements; (y) upon Borrower’s loss of such good-standing issuer status, Bank’s rights to any servicing income related to a given mortgage pool also terminate; and (z) the pledge of Borrower’s rights to servicing income conveys no rights (such as a right to become a substitute servicer or issuer) that are not otherwise specifically provided for in the rules, regulations, guides or similar announcements by Ginnie Mae, provided that this sentence shall automatically be deemed amended or modified if and to the extent Ginnie Mae amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements, if any, or published announcements and provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meaning set forth in the applicable Acknowledgment Agreement):

Notwithstanding anything to the contrary contained herein:
The property subject to the security interest reflected in this instrument includes all of the right, title and interest of Stonegate Mortgage Corporation (“Debtor”) in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”) and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“Ginnie Mae”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);
To the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of that certain Acknowledgment Agreement, with respect to the Security Interest, by and between Ginnie Mae, Debtor and  EverBank; (iii) applicable Guaranty Agreements and contractual agreements between Ginnie Mae and the Debtor; and (iv) the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides; and
Such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to Debtor, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of the Debtor in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall instantly and automatically be extinguished as well.
(i)The value of all Servicing Rights and/or Pledged Servicing Rights, as applicable, to Bank shall be periodically determined as required by Bank, and the Borrowing Base shall be adjusted to reflect each such determination and updating of the value of such Collateral; provided that, notwithstanding any other provision hereof to the contrary, Bank shall have the right, exercisable from time to time (daily or less often) in its sole discretion on any day after the occurrence and during the continuance of any Default or Event of Default to mark the Servicing Rights to market, whereupon, for purposes of determining the value of the Collateral for that day (and for each day thereafter until it shall thereafter be evaluated or re-evaluated by such an approved appraiser or broker or again marked to market by Bank) such Servicing Rights shall be equal to the market value on that day as determined by Bank in its sole and absolute discretion without regard to the then-current Servicing Rights Appraisal (which market value Borrower acknowledges may be nominal). Borrower acknowledges that a determination by Bank of market value pursuant to this Agreement is for the limited purpose of determining value of the Collateral for lending purposes under this Agreement without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of Collateral achieved by obtaining competing bids in an orderly market in which the servicer is not in default, insolvent or the subject of a case in bankruptcy and the bidders have adequate opportunity to perform customary diligence.

5.Conditions to Loan Advances.
(a)First Loan Advance. As conditions precedent to Bank’s obligation to fund the initial Loan Advance hereunder:

(1)Borrower shall have delivered to Bank, in form and substance satisfactory to Bank and its counsel, each of the following:

(i)duly executed copies of this Agreement, each Subordination Agreement, if applicable, and the Power of Attorney;

(ii)copies of all financing statements and other documents, instruments and agreements, properly executed and recorded, that Bank deems necessary or appropriate;

(iii)such credit applications, financial statements, authorizations and other information concerning Borrower and its business, operations and conditions (financial and otherwise) as Bank may reasonably request;

(iv)certified copies of resolutions of the directors of Borrower approving the execution and delivery of the Loan Documents to which Borrower is a party, the performance of the Obligations thereunder and the consummation of the transactions contemplated thereby;

(v)a certificate from an officer of Borrower certifying the names and true signatures of the officers of Borrower authorized to execute and deliver the Loan Documents to which Borrower is a party;

(vi)a copy of Borrower’s Articles or Certificate of Incorporation and Bylaws;

(vii)the Note;

(viii)to the extent the Mortgage Loans are not serviced by Borrower, a fully-executed Servicer Notice in the form attached hereto as Exhibit III;

(ix)a legal opinion in form and substance reasonably acceptable to Bank, opining as to: New York enforceability, grant and perfection of security interest, corporate matters, non-contravention, no material litigation, and the Investment Company Act of 1940 and such other matters as Bank may reasonably request; and

(x)a fully-executed Amended and Restated Master Repurchase Agreement, Amended and Restated Pricing Letter and the other Facility Documents (as defined in the Mortgage Warehouse Agreement), in form and substance acceptable to Bank, in connection with the Mortgage Warehouse Agreement.

(2)Borrower shall have paid Bank the Up-Front Fee and all other fees and expenses payable by Borrower hereunder.

(3)All acts and conditions (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations)

required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding Obligations, enforceable in accordance with their respective terms, shall have been done and performed, and shall have happened in due and strict compliance with all applicable laws.

(4)All documentation, including without limitation, documentation for corporate and legal proceedings in connection with the Loan Advances contemplated by the Loan Documents, shall be satisfactory in form and substance to Bank and its counsel.

(5)The total outstanding principal balance of the Loan after such Loan Advance shall not exceed the Maximum Loan Amount.

(b)Ongoing Loan Advances. As conditions precedent to Bank’s obligation to fund any Loan Advance hereunder, including the first Loan Advance, at and as of the date of advance thereof:

(1)There shall have been submitted to Bank the Advance Request for such Loan Advance.

(2)The representations and warranties of Borrower contained in the Loan Documents shall be true and accurate in all material respects as if made on and as of the date of such advance, conversion or continuance.

(3)There shall not have occurred and be continuing a Default or an Event of Default.

(4)There shall not have occurred any material adverse change in the financial condition, assets, nature of assets, operations or prospects of Borrower from that represented in this Agreement, the other Loan Documents, or the documents or information furnished to Bank in connection herewith or therewith.

(5)The total outstanding principal balance of the Loan after such Loan Advance shall not exceed the Maximum Loan Amount.

(6)By submitting an Advance Request to Bank hereunder, Borrower shall be deemed to have represented and warranted the truth and accuracy of the statements set forth in Sections 5(b)(2) through 5(b)(5) above.

6.Affirmative Covenants.
Borrower hereby covenants and agrees with Bank that, as long as any Obligations remain unpaid or this Agreement remains in force and effect, Borrower shall:
(a)Financial Statements. Furnish or cause to be furnished to Bank, in each case, to the extent not publically filed and available without cost to Bank in the time frame provided:

(1)Year-End Financial Statements: Borrower shall deliver to Bank within ninety (90) days after the end of its respective fiscal year, audited financial statements, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year; all examined by an independent certified public accountant reasonably acceptable to Bank (it being understood that KPMG LLP or any other accounting firm of nationally recognized standing shall be deemed acceptable), showing its respective financial condition at the close of each year and the results of its operation s during the year. Any qualification as to scope or going concern exception to the opinion by the accountant shall render the acceptability of the financial statements subject to Bank approval.

(2)Monthly Financial Statements of Borrower. Borrower shall deliver to Bank within forty five (45) days after the end of each fiscal month, financial statements for such month, including statements of income and retained earnings and a balance sheet with all related notes, all in reasonable detail and prepared in conformity with GAAP applied on a basis consistent with that of the preceding year showing the financial condition of Borrower at the close of each month and the results of operations of Borrower during such month.

(3)Officer’s Certificate; Servicing Rights Appraisal; ATNW Servicing Rights Appraisal. Simultaneously with the furnishing of each of the financial statements to be delivered pursuant to subsections (1) and (2) above, (A) an officer’s certificate in the form of Exhibit IV hereto certified by an executive officer of Borrower and demonstrating compliance with the covenants contained herein, including without limitation the financial covenants set forth in Section 6 hereof and (B) when the end of the subject reporting period coincides with the end of a fiscal quarter, an ATNW Servicing Rights Appraisal. All ATNW Servicing Rights Appraisals shall be delivered to Bank no later than one month after the applicable “as of” date therefor. Bank reserves the right to require at any time during the pendency of an Event of Default that Borrower obtain and deliver a current ATNW Servicing Rights Appraisal.

(4)Borrowing Base Certificate. Borrower shall furnish Bank an updated Borrowing Base Certificate no later than (45) calendar days after the end of each calendar month.

(b)Certificates: Reports: Other Information. Furnish or cause to be furnished to Bank, in each case, to the extent not publically filed and available without cost to Bank:

(1)Promptly, such additional financial and other information, including, without limitation, financial statements of Borrower and information regarding the Collateral as Bank may from time to time reasonably request;

(2)Promptly, and in any event within five (5) Business Days after being received or sent by Borrower and to the extent Borrower is not subject to any confidentiality obligations with respect to such, (i) true and accurate copies of all audits, reports, studies and similar documentation prepared by, or on behalf of, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, FHA, VA or the Department of Housing and Urban Development or similar agency relating to Borrower’s operations, servicing or lending practices or which have been done in connection with a review, extension or conditioning of any licenses and approvals issued to Borrower by, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, FHA or VA; and (ii) copies of all correspondence between any of the foregoing departments and agencies and Borrower related to any such audits, reports, studies and similar documents, in each case to the extent Borrower is permitted to disclose pursuant to applicable law; and

(3)At least five (5) Business Days prior to the effectiveness thereof, any Change in Control.

(c)[Reserved]

(d)Maintenance of Existence and Properties. Maintain its company existence and obtain all rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its business, including but not limited to all approvals with respect to, as applicable, Fannie Mae, Freddie Mac, Ginnie Mae, FHA and VA, and comply with all Contractual Obligations and Requirements of Law (including, without limitation, any Requirements of Law under or in connection with ERISA), except where the failure to so comply is not likely to have a Material Adverse Effect.

(e)Inspection of Property: Books and Records: Audits.

(1)Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and

(2)Permit: (i) representatives of Bank to (A) visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon not less than two (2) Business Days prior notice (provided that upon the occurrence and during the continuation of a Default or an Event of Default no such notice shall be necessary) and as often as may reasonably be desired by Bank, and (B) discuss the business, operations, properties and financial and other condition of Borrower with officers and employees of Borrower, and with its independent certified public accountants, and (ii) representatives of Bank to conduct periodic operational audits of Borrower’s business and operations.

(f)Notices. Promptly give written notice to Bank of:

(1)The occurrence of any Default or Event of Default known to responsible management personnel of Borrower and the proposed method of cure thereof.

(2)Any litigation or proceeding affecting Borrower or the Collateral which would reasonably be expected to have a Material Adverse Effect.

(3)Borrower’s incurrence of any Indebtedness exceeding $50,000,000, individually or in the aggregate.

(4)Any material adverse change known to responsible management personnel of Borrower in the business, operations, property or financial or other condition of Borrower.

(5)Borrower will within two (2) Business Days notify Bank of (i) the for cause termination or other loss of all or any part of any Approved Servicing Agreement, any Debt for Borrowed Money Arrangement, or the right of Borrower to service Serviced Loans thereunder (or the for cause termination or replacement of Borrower thereunder), the reason for such termination, if known to Borrower, and the effects that such termination will have (or will likely have) on the prospects for full and timely collection of all amounts owing to Borrower under or in respect of that Servicing Agreement and (ii) any event, occurrence or circumstance that results in a Pledged Servicing Right not meeting any requirement to maintain its status as an Eligible Pledged Servicing Right.

(6)  Borrower for any reason ceasing to possess all applicable approvals as set forth in Section 2(a)(18) hereof, or should notification to the relevant Agency or to HUD, FHA or

VA be required, or should any Agency or HUD, FHA or VA threaten in writing to revoke or limit in any material respect any such applicable approvals.

(g)Expenses. Pay all reasonable and documented out-of-pocket costs and expenses (including fees and disbursements of legal counsel) of Bank: (1) incident to the preparation, negotiation and administration of the Loan Documents, including with respect to or in connection with any waiver or amendment thereof or thereto, (2) associated with any periodic audits conducted pursuant to Section 6(e)(2) incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidations reorganization moratorium or other similar proceedings involving Borrower or a “workout” of the Obligations. The Obligations of Borrower under this Section 6(g) shall be effective and enforceable whether or not any Loan Advance is funded by Bank hereunder and shall survive payment of all other Obligations.

(h)Loan Documents. Comply with and observe in all material respects all terms and conditions of the Loan Documents.

(i)Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are reasonably acceptable to Bank, including, without limitation, errors and omissions coverage and fidelity coverage in amount, form and substance acceptable under Fannie Mae, Freddie Mac or Ginnie Mae guidelines, and furnish Bank on request full information as to all such insurance, and to provide within five (5) days after receipt, certificates or other documents evidencing the renewal of each such policy. Such insurance shall be underwritten by a company acceptable under Fannie Mae, Freddie Mac or Ginnie Mae guidelines, and must protect Borrower against losses resulting from dishonest or fraudulent acts committed by Borrower’s employees and agents, and against losses resulting from the negligence, errors or omissions of Borrower’s employees and agents in the performance of Borrower’s normal loan origination duties. Bank shall be a named an additional named insured or a loss payee, as appropriate, under each such insurance policy.

(j)Principal Place of Business. Borrower shall provide Bank with thirty (30) days advance notice of any change in Borrower's name, jurisdiction of organization, principal office or place of business.

(k)Servicing. Borrower shall maintain or, if Borrower is not the Servicer, cause the Servicer to maintain, adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices and the Servicing Agreements. If Borrower is not the Servicer, Borrower will provide Bank with copies of all subservicing agreements and all reports, performance reviews and other correspondence provided by Servicer or Borrower or required of either party thereunder.

(l)Acknowledgment Agreements. Borrower will deliver to Bank on or prior to the initial Loan Advance an Acknowledgment Agreement with Ginnie Mae.

(m)Maintenance of Adjusted Tangible Net Worth. Borrower shall have, as of the last day of each calendar month, an Adjusted Tangible Net Worth of not less than $200,000,000.00.

(n)Maintenance of Ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth. Borrower shall have, as of the last day of each calendar month, the ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth of no greater than 10:1.

(o)Maintenance of Liquidity. Borrower shall ensure that, on the last day of each calendar month, it has cash and Cash Equivalents (excluding Restricted Cash or cash pledged to Persons other than Bank), in an amount not less than the greater of either:

(1) Fifteen Million Dollars ($15,000,000); or
(2) the sum of (i) two percent (2.00%) of all Indebtedness subject to margin that is secured by Agency (conforming) and government Mortgage Loans plus (ii) four percent (4.00%) of all Indebtedness subject to margin that is secured by Mortgage Loans other than Agency (conforming) and government Mortgage Loans plus (iii) ten percent (10.0%) of all Indebtedness subject to margin that is secured by Servicing Rights.
(p)Maintenance of Profitability. Borrower shall not permit, for any four (4) consecutive fiscal quarters on the last day of each such quarter, Borrower’s Net Income for such four (4) fiscal quarters (on an aggregate rolling basis) to be less than $0.00 (excluding the effect of fair market value adjustments to Borrower’s MSR Value and losses from discontinued operations recorded during fiscal year 2015).

7.Negative Covenants.
Borrower hereby agrees that, as long as any Obligations remain unpaid or Bank has any obligation to fund Loan Advances hereunder, Borrower shall not at any time, directly or indirectly:
(a)Liens. Create, incur, assume or suffer to exist, any Lien upon the Collateral except, to the extent constituting Liens, rights of the Agencies.

(b)Consolidation and Merger; Change of Business and Management. Liquidate or dissolve or make any change in the nature of its business as a mortgage banker as presently conducted (or any reasonable extensions thereof) without Bank’s prior written consent.

(c)Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property), whether now owned or hereafter acquired, other than in the ordinary course of business as currently conducted and at fair market value (which, for the avoidance of doubt, includes without limitation sales or dispositions of Servicing Rights (i) resulting from the payoff of the related Mortgage Loans or the repurchase of the related Mortgage Loans by Borrower or (ii) as required by an Agency, in each case provided that the related Loan is repaid hereunder).

(d)Receivables Not To Be Evidenced by Promissory Notes.  Borrower shall not take any action, or permit any other Person to take any action, to cause any of the Pledged Servicing Receivables to be evidenced by any “instrument” (as such term is defined in the Uniform Commercial Code), except in connection with the enforcement or collection of the Servicing Advance Receivables.

(e)No Pledge.  Borrower shall not (a) pledge, transfer or convey any security interest in the Pledged Deposit Accounts to any Person without the express written consent of Bank or (b) pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated or reimbursed for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Collateral or any Approved Servicing Agreements.

(f)Modification of the Servicing Agreements.  Borrower shall not consent with respect to any Approved Servicing Agreements to (i) the modification, amendment or termination of such Servicing Agreements that is materially adverse to Bank, (ii) the waiver of any provision of such Servicing Agreements that is materially adverse to Bank or (iii) the resignation of Borrower as servicer, or the assignment, transfer, or material delegation of any of its rights or obligations, under such Approved Servicing Agreements, without the prior written consent of Bank exercised in Bank’s reasonable discretion. Borrower will not amend or modify or terminate any agreement with any subservicer that performs any services with respect to the Collateral in any manner that is materially adverse to Bank without the prior written consent of Bank. Borrower shall provide Bank with copies of all amendments or modifications to any such subservicing agreement, regardless of the materiality thereof. Notwithstanding the foregoing, Bank acknowledges that Fannie Mae, Freddie Mac and Ginnie Mae each have the authority to impose modifications and amendments without the approval, consent or agreement of Borrower and such imposition shall not be deemed a violation of this Section 7(e) to the extent it is being imposed on all similarly situated servicers and subservicers.

(g)Dividend. Declare or pay any dividends, or return any capital, to its owners or authorize or make any other distribution, payment or delivery of property or cash to its owners as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any ownership interest, or set aside any funds for any of the foregoing purposes, if an Event of Default has occurred and is continuing or if such payment or action shall result in any Event of Default.

(h)Illegal Activities. Borrower shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(i)Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate (other than service agreements with a wholly-owned Subsidiary) unless such transaction is on fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

8.Events of Default.
If any of the following events (each an “Event of Default”) occur, Bank shall have the rights set forth in Section 9 hereof and as otherwise set forth herein and in the other Loan Documents (other than the Warehouse Agreement), as applicable:
(a)Borrower shall (i) fail to make when due any payment of principal, interest or any amount required to be paid under Section 3(d) when due under this Agreement or the Note and such failure shall continue unremedied for one (1) Business Day or (ii) fail to make when due any other payment under this Agreement or any other Loan Document and such failure shall continue unremedied for a period of three (3) Business Days beyond the timeframe set forth herein or in such Loan Documents; or

(b)Any representation or warranty made or deemed made by Borrower in any Loan Document or in connection with any Loan Document shall be inaccurate in any material respect on or as of the date made or deemed made (other than the representations and warranties set forth in Section 2(a)(22) which shall be considered solely for the purpose of determining the MSR Value of the Eligible

Servicing Rights unless (i) Borrower shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Bank in its reasonable discretion to be materially false or misleading on a regular basis) and, to the extent such breach is curable, such breach continues unremedied for one (1) Business Day following the date on which a responsible officer of the Borrower had notice thereof; or

(c)Borrower shall default in the observance or performance of any covenant or agreement contained clauses (a), (m), (n), (o) or (p) of Section 6 or Section 7 of this Agreement or shall fail to observe the provisions of the Note; or

(d)Except as otherwise set forth in this Section 8, Borrower shall fail to observe or perform any other term or provision contained in the Loan Documents, and such failure shall continue for ten (10) Business Days following the date on which a responsible officer of the Borrower had notice or became aware thereof; or

(e)Borrower shall default in any payment of principal of or interest on any Indebtedness in the aggregate principal amount of ten million dollars ($10,000,000) or more (including without limitation the Mortgage Warehouse Agreement) without regard for the dollar amount of the defaulted payment, or any other event shall occur, the effect of which is to permit such Indebtedness or any portion thereof to be declared or otherwise to become due prior to its stated maturity; or

(f)(1) Borrower shall commence any case, proceeding or other action (i) relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Borrower, or seeking to adjudicate Borrower a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to Borrower or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Borrower or for all or any substantial part of Borrower’s assets, or Borrower shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days form the entry thereof; or (4) Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clauses (1), (2) or (3) above; or (5) Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to pay its debts as they become due; or

(g)(1) Borrower or any of its ERISA Affiliates shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (2) any failure to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, (3) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event remains unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d)

of ERISA, is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, (4) any Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by Borrower or any of its ERISA Affiliates or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (6) above, such event or condition, together with all other such events or conditions, if any, is likely to subject Borrower or any of its ERISA Affiliates to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Borrower or any of its ERISA Affiliates; or

(h)One or more judgments or decrees in an aggregate amount in excess five million dollars ($5,000,000) shall be entered against Borrower and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within thirty (30) days after the entry thereof; or

(i)[Reserved]; or

(j)A Servicer Downgrade Event has occurred; or

(k)For any reason, any Loan Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Bank) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant thereto, or any party thereto (other than Bank) shall seek to disaffirm, terminate, limit or reduce its obligations thereunder; or

(l)(i) Borrower shall grant, or suffer to exist, any Lien on any Collateral (except any Lien in favor of Bank or any Lien permitted in Section 7(a)); or (ii) the Liens contemplated hereby are not first priority perfected Liens in and on the Collateral in favor of Bank (subject to the rights of the Agencies); or

(m)A Material Adverse Effect has occurred; or

(n)There shall occur the initiation of any investigation, audit, examination or review of Borrower by an Agency or any Governmental Authority relating to the origination, sale or servicing of Mortgage Loans by Borrower or the business operations of Borrower, with the exception of normally scheduled audits or examinations by Borrower’s regulators, if such investigation, audit, examination, or review is reasonably likely to result in a Material Adverse Effect.

9.Rights upon Event of Default.
If any Event of Default shall occur and be continuing, Bank may without notice terminate this Agreement and declare the Loan and the Obligations or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 8(f), this Agreement shall automatically terminate and the Loan and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. If any Event of Default shall occur and be continuing, subject to the requirements of any applicable Acknowledgment Agreement, Bank may exercise all rights and remedies available to it in law or in equity, under the Loan Documents (other than the Warehouse Agreement), or otherwise, including without limitation:
(a)in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b)direct, and to take any and all other steps necessary to cause, any Servicer of any of the Collateral to pay over directly to Bank for the account of Borrower (instead of to Borrower or any other Person) all sums from time to time due to Borrower and to take any and all other actions that Borrower or Bank has the right to take under Borrower’s contract with such Servicer;

(c)direct Borrower to pay over to Bank all sums from time to time due Borrower under or in respect of the Collateral, including any and all fees and other compensation under the Servicing Agreements for servicing the Serviced Loans and all amounts paid to or collectable by Borrower to pay Pledged Servicing Receivables, whether paid to Borrower or withheld or recovered by Borrower from collections and realizations on such Mortgage Loans or any other source, and to take any and all other actions that, subject to any restrictions imposed by the relevant Servicing Agreement for the benefit of the party to it on whose behalf the Mortgaged Loans are being serviced (to the extent that such restrictions are valid and enforceable under the UCC and all applicable laws, rules and regulations), Borrower or Bank has the right to take under that Servicing Agreement, and if Bank does so request, then Borrower shall diligently and continuously thereafter comply with such request. All amounts so received and collected by Bank pursuant to this Section 9(c) shall be applied in the same order and manner as is specified in Section 3(h);

(d)foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of the Collateral as Bank shall elect to proceed against from time to time;

(e)at Bank’s option and in its sole discretion, to notify any or all Makers obligated under any or all items of Collateral, that the Collateral has been assigned to Bank and that all payments thereon are to be made directly to Bank or such other Person as may be designated by Bank; to settle, compromise, or release, in whole or in part, any amounts owing on the Collateral or any portion of the Collateral, on terms acceptable to Bank; enforce payment and performance and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce Liens or security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure;

(f)act, or contract with one or more third Persons to act, as Servicer of each item of Collateral requiring servicing and perform all obligations required in connection with any Servicing Agreements to which Borrower is a party, and Borrower hereby agrees to pay such third Persons’ fees to the extent (if any) that Bank is unable, despite reasonable efforts made by Bank in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under such Servicing Agreements;

(g)as a matter of right and without notice to Borrower or anyone claiming under Borrower, and without regard to the then value of the Collateral or the interest of Borrower therein, to apply to any court having jurisdiction to appoint a receiver or receivers of the Collateral, and Borrower hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Bank in case of entry as provided herein and shall continue as such and exercise all such powers until the date of the sale of the Collateral unless such receivership is sooner terminated; and

(h)exercise all rights and remedies of a secured creditor under the UCC, including selling the interests of Borrower in the Collateral at public or private sale. Bank shall give Borrower not less than 10 days’ notice of any such public sale or of the date after which private sale may be held. Borrower agrees that 10 days’ notice shall be reasonable notice. At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as Bank may determine in its sole discretion. Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. Bank is authorized at any such sale, if Bank deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral. Borrower specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) Borrower will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold. Upon any such sale, Bank shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which Borrower has or may have under any rule of law or statute now existing or hereafter adopted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Bank until the selling price is paid by the purchaser, but Bank shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Nothing in this Agreement shall be construed as Borrower’s waiver of, or agreement to waive, any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable.

Borrower waives any right to require Bank to proceed against any third party, exhaust any Collateral or other security for the Obligations, or to have any third party joined with Borrower in any suit arising out of the Obligations or any of the Loan Documents, or pursue any other remedy available to Bank. Borrower further waives any and all notice of acceptance of this Agreement. Borrower further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.

All rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other rights granted to Bank at Law or in equity, whether or not the Loan or the Obligations be due and payable or performance required and whether or not Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents. Notwithstanding the foregoing, Bank’s rights as set forth in this Section 9 shall be subject in all respects to the limitations and restrictions set forth in any relevant Acknowledgment Agreement so long as such Acknowledgment Agreement has not been terminated.
In connection with the exercise of its rights hereunder, Borrower hereby grants Bank, only to the extent permissible under any applicable federal, state or local law or regulation and permitted under any applicable contract with a third-party service provider, the nonexclusive right to access (in common with Borrower and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) Borrower’s operating systems for the sole purpose of managing and administering the Pledged Servicing Rights, including obtaining any of the related data and information described above, or that otherwise relates to the Pledged Servicing Rights, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Pledged Servicing Rights (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and Borrower’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by Borrower’s permittees), and any computer programs that are owned by Borrower (or licensed to Borrower under licenses that may lawfully be transferred or used by Borrower’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

10.Termination.
This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect any Loan Advance previously consummated or the rights and obligations of Borrower and Bank with respect thereto.

11.Miscellaneous Provisions.

(a)Assignment; Rehypothecation. Borrower may not assign its rights or Obligations under this Agreement without the prior written consent of Bank. Bank may assign or pledge its rights and obligations under this Agreement to any other party with the Borrower’s prior written consent (not to be unreasonably withheld or delayed); provided that Borrower’s prior written consent shall not be necessary (i) in the event such assignment is to an Affiliate of Bank, (ii) after the occurrence and during the continuation of an Event of Default, (iii) if Bank is required to make any such assignment by any Governmental Authority having jurisdiction over Bank and (iv) any consents required to be obtained for such assignment have been obtained; provided further, that Bank may not assign or pledge its rights and obligations under this Agreement to (x) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (y) a “plan” as defined by and subject to Section 4975 of the Code, or (z) an entity deemed to hold “plan assets” of either of the foregoing, if it would cause Borrower to incur any prohibited transaction excise tax penalties under Section 4975 of the Code). Subject to the foregoing, all provisions contained in this Agreement or any document or agreement referred to herein or relating hereto shall inure to the benefit of Bank, its successors and assigns, and shall be binding upon Borrower, its successors and assigns.

Bank may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) Bank’s obligations under this Agreement shall remain unchanged, (ii) Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under this Agreement and the other Loan Documents, and (iv) any consents required to be obtained for such participation have been obtained; provided further, that Bank may not sell participations of its rights and obligations under this Agreement to (x) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (y) a “plan” as defined by and subject to Section 4975 of the Code, or (z) an entity deemed to hold “plan assets” of either of the foregoing, if it would cause Borrower to incur any prohibited transaction excise tax penalties under Section 4975 of the Code).
Borrower shall maintain a register (the “Register”) on which it will record Bank’s rights hereunder, and each assignment and participation. The Register shall include the names and addresses of Bank (including all assignees, successors and participants) and the percentage or portion of such rights and obligations assigned. Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of such rights. If Bank sells a participation in its rights hereunder, it shall provide Borrower, or maintain as agent of Borrower, the information described in this paragraph and permit Borrower to review such information as reasonably needed for Borrower to comply with its obligations under this Agreement or under any applicable Requirements of Law.
(b)Amendment. Neither this Agreement nor any of the other Loan Documents may be amended or terms or provisions hereof or thereof waived unless such amendment or waiver is in writing and signed by Bank and Borrower. In the event any governmental regulatory authority with jurisdiction over Bank requires Bank to amend this Agreement for any reason, Bank and Borrower shall negotiate, in good faith, to amend this Agreement to satisfy such government regulatory authority’s requirements. It is expressly agreed and understood that the failure by Bank to elect to accelerate amounts outstanding hereunder or to terminate the obligation of Bank to make Loans hereunder shall not constitute an amendment or waiver of any term or provision of this Agreement.

(c)Cumulative Rights, No Waiver. The rights, powers and remedies of Bank under the Loan Documents are cumulative and in addition to all rights, powers and remedies provided under any and all agreements among Borrower and Bank relating hereto, at law, in equity or otherwise. Any delay or failure by Bank to exercise any right, power or remedy shall not constitute a waiver thereof by Bank, and no single or partial exercise by Bank of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

(d)Entire Agreement. This Agreement and the documents and agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior written or verbal agreements and understandings relating to the subject matter hereof and thereof.

(e)Survival. All representations, warranties, covenants and agreements on the part of Borrower contained in the Loan Documents shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

(f)Notices. Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by telecopy or other electronic transmission) delivered to the intended recipient at the “Address for Notices” specified below in this Section 11(f) or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of an executive officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person. Except as otherwise provided in this Agreement and except for notices given under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given (a) when transmitted during business hours at the recipient’s place of business by email (if an email address for such purpose is provided for such Person) or by telecopy (if a telecopy number for such purpose is provided for such Person), (b) when delivered, if delivered by hand (including by courier or overnight delivery service), or (c) in the case of a mailed notice, upon receipt, in each case given or addressed as set forth below:

If to Bank:

EverBank
100 Summer Street, Suite 3232
Boston, Massachusetts 02110
Attention: Stephen E. Burse
E-mail: Stephen.Burse@EverBank.com
Telephone No.: (857) 264-3543

with copies to:
EverBank
501 Riverside Avenue
12th Floor
Jacksonville, Florida 32202
Attention: Legal Department
E-mail: Dave.Barrett@EverBank.com
Telephone No.: (904) 623-8237

Stoner Fox Law Group, LLP
120 Vantis, Suite 300
Aliso Viejo, CA 92656
Attention: John E. Stoner
E-mail: john@stonerfoxlaw.com
Telephone No.: (949) 916-4599

If to Borrower:

Stonegate Mortgage Corporation
9190 Priority West Drive, Suite 300
Indianapolis, IN 46240
Attention: Mike McElroy, General Counsel
E-mail: mmcelroy@stonegatemtg.com
Telephone: 317-663-5935

Any party may change the address to which notices are to be sent by notice of such change to each other party given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.
For purposes of payments under the Note, the address of Bank shall be the address set forth in the Note.
(g)Governing Law. This agreement shall be governed by the internal laws of the state of New York without giving effect to the conflict of law principles thereof, other than sections 5-1401 and 5-1402 of the New York General Obligations Law. Notwithstanding anything to the contrary, the effectiveness, validity and enforceability of electronic contracts, other records, electronic records and electronic signatures used in connection with any electronic transaction between Bank and Borrower shall be governed by e-sign.

(h)Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts, all of which together shall constitute one agreement. Delivery of an executed counterpart of this Agreement by e-mailed “.pdf file” or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by e-mailed “.pdf file” or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(i)Exculpatory Provisions. Neither Bank nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or Affiliates shall be liable to Borrower for any action taken or omitted to be taken by it or such Person under or in connection with the Loan Documents or with respect to the Collateral (except for its or such Person’s own gross negligence or willful misconduct).

(j)Indemnification. Borrower agrees to hold Bank, Bank’s Affiliates, and their respective officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all third-party liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party, relating to or arising out of this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Borrower also agrees to reimburse each Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s reasonable costs and expenses incurred in connection with the enforcement or the preservation of Bank’s rights under this Agreement, any other Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the reasonable fees and disbursements of its counsel.

(k)Confidentiality. Bank and Borrower hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Loan Documents or the transactions contemplated thereby (the “Confidential Terms”) shall be kept confidential and shall not be divulged to any Person without the prior written consent of such other party except to the extent that (i) it is necessary to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws, or the rules and regulations of any stock exchange; it being understood that Borrower may disclose this Agreement in a public filing with the SEC to the extent Borrower reasonably deems disclosure necessary to comply with the rules and regulations of the SEC, (ii) any of the Confidential Terms are in the public domain other than due to a breach of this covenant, (iii) any assignee or participant or any prospective assignee or prospective participant who has agreed in a written contract to comply with the requirements of this Section 11(k) or (iv) in the event of an Event of Default Bank determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Collateral or otherwise to enforce or exercise Bank’s rights hereunder. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the transactions hereunder, any fact relevant to understanding the federal, state and local tax treatment of such transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Borrower may not disclose the name of or identifying information with respect to

Bank or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of such transactions and is not relevant to understanding the federal, state and local tax treatment of such transactions, or otherwise not necessary to comply with applicable securities laws, without the prior written consent of Bank. The provisions set forth in this Section 11(k) shall survive the termination of this Agreement.

(l)Consumer Information. Notwithstanding anything in this Agreement to the contrary, each party shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Collateral and/or any applicable terms of this Agreement (the “Confidential Information”). Each party understands that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and each party agrees to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable federal and state privacy laws. Each party shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the GLB Act) of such party, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Each party shall, at a minimum establish and maintain such data security program as is necessary to meet the objectives of the Standards for Safeguarding Customer Information issued by the Federal Trade Commission as set forth in the Code of Federal Regulations at 16 C.F.R. Part 314 or Interagency Guidelines Establishing Standards for Safeguarding Customer Information as set forth in the Code of Federal Regulations at 12 C.F.R. Parts 30, 168, 170, 208, 211, 225, 263, 308 and 364. Upon request, each party will provide the other party evidence reasonably satisfactory to allow the requesting party to confirm that the responding party has satisfied its obligations as required under this Section. Without limitation, this may include, to the extent permitted by law, review of audits, summaries of test results, and other equivalent evaluations. Each party shall notify the other party promptly following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers relating to any Collateral. Each party shall provide such notice by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of delivery. The provisions set forth in this Section 11(l) shall survive the termination of this Agreement.

(m)Jurisdiction, Venue and Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK, AND CONSENTS THAT BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION. BORROWER ACKNOWLEDGES AND AGREES THAT THE VENUE PROVIDED ABOVE IS THE MOST CONVENIENT FORUM FOR BOTH BORROWER AND BANK. BORROWER WAIVES ANY OBJECTION TO VENUE AND ANY OBJECTION BASED ON A MORE CONVENIENT FORUM IN ANY ACTION INSTITUTED UNDER THIS AGREEMENT.

EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW AND UPON CONFERRING WITH THEIR RESPECTIVE COUNSEL) ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
(n)Reimbursement. Borrower shall reimburse Bank for all reasonable attorneys’ fees and expenses incurred by Bank to prepare and negotiate the terms of the Loan Documents. In addition, all sums reasonably expended by Bank in connection with the exercise of any right or remedy provided for herein shall be and remain Borrower’s obligation (unless and to the extent that Borrower is the prevailing party in any dispute, claim or action relating thereto). Borrower agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred that is continuing , the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Bank in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Loan Documents (regardless of whether a Loan Advance is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by Bank pursuant thereto, any “due diligence” or loan agent reviews conducted by Bank or on its behalf or by refinancing or restructuring in the nature of a “workout.”

(o)Setoff and Withdrawal of Funds; Retention of Funds.

(1)In addition to any rights and remedies of Bank provided by law, Bank shall have the right, during such times as an Event of Default is continuing, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), including but not limited to any Pledged Deposit Accounts required to be established under this Agreement, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and any other property of Borrower, at any time held or owing by Bank or any branch or agency thereof to or for the credit or the account of Borrower (excluding in all cases any clearing, custodial or escrow account established pursuant to any Servicing Agreement with an Agency).

(2)Bank agrees to promptly notify Borrower after any such set-offs and applications made by Bank under this Section 11(o); provided, that the failure to give such notice shall not affect the validity of such set-off and application.

(p)Power of Attorney. Borrower hereby irrevocably constitutes and appoints Bank and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time when an Event of Default shall be continuing, in Bank’s reasonable discretion, for the purpose of carrying out the terms of this Agreement (and subject to the limitations and restrictions set forth in any relevant Acknowledgment Agreement), including without limitation, protecting, preserving and realizing upon the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, to protect, preserve and realize upon the Collateral, to file such financing statement or statements relating to the Collateral as Bank at its option may deem appropriate. Without limiting the generality of the foregoing, Borrower hereby gives Bank the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, to do the following:

(1)in the name of Borrower, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Bank for the purpose of collecting any and all such moneys due with respect to any Collateral whenever payable;

(2)to pay or discharge taxes and liens levied or placed on or threatened against the Collateral;

(3)(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Bank or as Bank shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any proceeds thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Bank may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though Bank were the absolute owner thereof for all purposes, and to do, at Bank’s option and Borrower’s expense, at any time, and from time to time, all acts and things which Bank deems necessary to protect, preserve or realize upon the Collateral and Bank’s liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do;

(4)request that any Pledged Servicing Right related to Fannie Mae, Freddie Mac, Ginnie Mae or any other investor be transferred to Bank or to another approved servicer approved by Fannie Mae, Freddie Mac, Ginnie Mae or such other investor (as the case may be) and perform (without assuming or being deemed to have assumed any of the obligations of Borrower thereunder) all aspects of each servicing contract that is Collateral;

(5)request distribution to Bank of sale proceeds or any applicable contract termination fees arising from the sale or termination of such servicing rights and remaining after satisfaction of Borrower’s relevant obligations to Fannie Mae, Freddie Mac, Ginnie Mae or such other investor (as the case may be), including reasonable costs and expenses related to any such sale or transfer of such servicing rights and other amounts due for unmet obligations of Borrower to Fannie Mae, Freddie Mac, Ginnie Mae or such other investor (as the case may be) under applicable Agency Guideline or such other investor’s contract;

(6)deal with investors and any and all subservicers and master servicers in respect of any of the Collateral in the same manner and with the same effect as if done by Borrower; and

(7)take any action and execute any instruments that Bank deems necessary or advisable to accomplish any of such purposes.

The powers conferred on Bank hereunder are solely to protect Bank’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Bank shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.
This power of attorney is a power coupled with an interest and shall be irrevocable.
(q)General Interpretative Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(1)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(2)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(3)references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(4)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(5)the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(6)the term “include” or “including” shall mean without limitation by reason of enumeration;

(7)all times specified herein or in any other Loan Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated;

(8)all references herein or in any Loan Document to “good faith” means good faith as defined in Section 1-201(19) of the Uniform Commercial Code as in effect in the State of New York;

(9)any Default or Event of Default shall be deemed to not be continuing once waived by Bank; and

(10)any determination made by Bank or Borrower pursuant to this Agreement, whether in such Person’s sole discretion or otherwise, shall be made in good faith.

[Remainder of page intentionally blank; signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed as of the day and year first above written.

EVERBANK By:_______________________________ Name:_____________________________ Title:______________________________
STONEGATE MORTGAGE CORPORATION By:_______________________________ Name:_____________________________ Title:______________________________

Signature Page to Amended and Restated Loan and Security Agreement

EXHIBIT I
COLLATERAL
“Collateral” means all property that secures, either directly or indirectly, the payment and performance of the Loan and the Obligations, wherever located, in which Borrower now has or at any time hereafter has or acquires any right, title or interest, and all proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, including, without limitation, all of the following:
(a)all Pledged Servicing Rights (whether classified as instruments, accounts, payment intangibles or general intangibles under the Uniform Commercial Code), together with:
(i)all late charges, fees and other servicing compensation under, for or in respect of the Pledged Servicing Rights, whether or not yet accrued, earned, due or payable;
(ii)all of Borrower’s rights to proceeds of any sale or other disposition of the Pledged Servicing Rights and to any payment in respect of the transfer or termination of the Pledged Servicing Rights by the counterparty to the relevant Approved Servicing Agreement;
(iii)all other present and future rights and interests of Borrower in, to, and under the Pledged Servicing Rights;
(iv)all insurance and claims for insurance effected or held for the benefit of Borrower and Bank in respect of the Pledged Servicing Rights;
(v)all of Borrower’s files, certificates, correspondence, appraisals, accounting entries, journals and reports, other information and data that describes, catalogs or lists such information or data, or that otherwise directly relates to the Pledged Servicing Rights, and other information and data that is used or useful for managing and administering the Pledged Servicing Rights;
(vi)all media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) on which is stored only information or data that relates to the Pledged Servicing Rights;
(vii)solely to the extent of Borrower’s rights therein and to the extent not otherwise required to be deposited in a clearing, custodial or escrow account pursuant to the relevant Approved Servicing Agreement, all payments and all rights to payment of principal, interest, tax and insurance escrows, impound accounts, and other distributions thereon or products and proceeds of the Pledged Servicing Rights, all accounts, payment intangibles and general intangibles arising from, under or in respect of the Pledged Servicing Rights or relating thereto, and all accessions or additions to and all substitutions for any of the Pledged Servicing Rights;
(viii)all instruments, documents, or writings evidencing any monetary obligation, account, payment intangible, general intangible or security interest in any of the Pledged Servicing Rights, whether now existing or hereafter arising, accruing or acquired; and
(ix)all security for or claims against others in respect of the Pledged Servicing Rights;
(b)All Pledged Servicing Receivables (whether classified as instruments, accounts, payment intangibles or general intangibles under the Uniform Commercial Code), together with:
(i)all rights to compensation due or to become due to Borrower in consideration of the performance of the duties and obligations of Borrower under or in respect of any Approved Servicing Agreements;
(ii)all rights to funds from any and all Servicer’s deposit accounts from which Borrower has the right to make withdrawals to reimburse Borrower for monies advanced by Borrower as the servicer of Mortgage Loans pursuant to Approved Servicing Agreements;
(iii)all profits, income, surplus, moneys and revenues of any kind accruing, and all accounts arising, under or in respect of the Pledged Servicing Receivables;

(iv)all accounts, payment intangibles and general intangibles, whether now or hereafter existing (including all of Borrower’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of any or all of the Pledged Servicing Receivables;
(v)all of Borrower’s right, title and interest in and to any and all security for or claims against others in respect of the Pledged Servicing Receivables;
(vi)all of Borrower’s files, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data directly relating to any of the Pledged Servicing Receivables; and
(vii)all of Borrower’s proceeds and rights to proceeds of any sale or other disposition of any or all of the Pledged Servicing Receivables;
(c)All Purchased Mortgage Loans, together with (i) Borrower’s rights (but not its obligations) under the Mortgage Warehouse Agreement, including without limitation any rights to receive payments thereunder or any rights to collateral thereunder whether now owned or hereafter acquired, now existing or hereafter created and (ii) all collateral however defined or described under the Mortgage Warehouse Agreement to the extent not otherwise included under the definitions of Collateral or the foregoing subparagraph (c)(i).  Borrower shall deliver an irrevocable instruction to the buyer under the Mortgage Warehouse Agreement that upon receipt of notice of an Event of Default under this Agreement, the buyer thereunder is authorized and instructed to remit to Bank hereunder directly any amounts otherwise payable to Borrower and to deliver to Bank all collateral otherwise deliverable to Borrower.  In furtherance of the foregoing, such notice shall also require, upon repayment of the outstanding Purchase Price under the Mortgage Warehouse Agreement and termination of all obligations of the buyer thereunder or other termination of the Mortgage Warehouse Agreement following repayment of all obligations thereunder that buyer under the Mortgage Warehouse Agreement deliver to Bank hereunder any collateral (as such term may be defined under the Mortgage Warehouse Agreement) or other property of Borrower then in its possession or control;
(d)Each Pledged Deposit Account; and
(e)All rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral, all other rights and interests now owned or hereafter acquired by Borrower in, under or relating to any of such Collateral or referred to above and all proceeds of any of such Collateral; all of Borrower’s present and future accounts, payment intangibles and general intangibles arising from or relating to any of the Pledged Servicing Receivables or any such other property as may be specifically pledged in writing by Borrower to Bank; all other rights and interests of Borrower in, under or, in the case of Servicing only, relating to any of such property, all of Borrower’s rights and interests (but none of its obligations) in, to and under all contracts and agreements, whether oral or written, relating thereto; any instruments, documents or writings evidencing any monetary obligation, contract right, account or security interest in any of such property or its proceeds accruing or accrued and all other rights and interests in and to any and all security for or claims against others in respect of any of the property described or referred to herein; all books, records, contract rights, instruments, documents (including all documents of title), chattel paper and proceeds relating to, arising from or by virtue of or collections with respect to, or comprising part of, any of such property, including all insurance and claims for insurance effected or held for the benefit of Borrower or Bank in respect of any of the foregoing, in each case whether now existing or hereafter arising, accruing or accrued; and all other rights and interests in and to any and all security for or claims against others in respect of any of the rights, interests and property described or referred to above.

716673168 15480353
EXHIBIT II
EXISTING INDEBTEDNESS

LENDER	MAXIMUM FUNDING CAPACITY
Bank of America	$700,000,000
Merchants Bank of Indiana Master Participation	$600,000,000
Barclays Warehouse Line and MSR Facility	$400,000,000
Wells Fargo Warehouse Line	$200,000,000
EverBank Warehouse Line and MSR Facility	$150,000,000
Merchants Bank of Indiana Line of Credit	$5,000,000
Merchants Bank of Indiana MSR Facility	$35,000,000
Merchants Bank of Indiana Warehouse	$2,000,000

EXHIBIT III
SERVICER NOTICE
[__________], 2015

[__________, as Servicer]

Attention:

Re:
Amended and Restated Loan and Security Agreement, dated as of November 10, 2015 (as amended from time to time, the “Loan Agreement”), by and between Stonegate Mortgage Corporation (“Borrower”) and EverBank (“Bank”).

Ladies and Gentlemen:

[__________] (the “Servicer”) is servicing certain mortgage loans for Borrower pursuant to that certain Subservicing Agreement, dated as of [___________], 201_, (the “Servicing Agreement”) between the Servicer and Borrower. Pursuant to the Loan Agreement between Bank and Borrower, the Servicer is hereby notified that Borrower has pledged to Bank and granted Bank a first-priority security interest in certain servicing rights and related rights and assets, including the rights to servicing compensation and reimbursement, regarding mortgage loans that are serviced by the Servicer for Borrower (the “Collateral”).

Upon Servicer’s receipt of a notice from Bank of an Event of Default (a “Notice of Event of Default”), Servicer shall segregate all amounts collected on account of the Collateral and otherwise payable to Borrower free and clear of all restrictions on transfer set forth in the relevant Agency servicing agreement, hold them in trust for the sole and exclusive benefit of Bank and shall remit collections to, provide information to, and take direction solely from Bank (and not Borrower). Notwithstanding the foregoing, Servicer’s obligations to Bank hereunder shall be subject to the rights of Ginnie Mae, Fannie Mae or Freddie Mac (as applicable) with respect to all such collections, in each case as set forth in the relevant Agency servicing agreement.

Notwithstanding any contrary information that may be delivered to the Servicer by Borrower, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Bank, and Borrower shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default. Any fees due to the Servicer shall be paid by Borrower; provided, that any fees incurred by Servicer following receipt of a Notice of Event of Default shall be paid by Bank. Each provision and notice herein shall be treated as separate and independent from any other provision or notice herein and shall be enforceable notwithstanding the unenforceability of any such other provision or notice.
THIS SERVICER NOTICE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

[remainder of page Intentionally left blank]
[INSERT APPROPRIATE SIGNATURE LINES FOR BORROWER, BANK AND SERVICER]

EXHIBIT IV
COMPLIANCE CERTIFICATE [Note: Only one Compliance Certificate should be delivered under both the LSA and MRA]
[PLEASE REVIEW CAREFULLY]

BORROWER:	STONEGATE MORTGAGE CORPORATION
Bank:	EVERBANK
TODAY'S DATE:	____/____/201_
REPORTING PERIOD ENDED:	_____ month(s) ended ____/____/20_
This certificate is delivered to Bank under the Amended and Restated Loan and Security Agreement, dated as of November 10, 2015, between Borrower and Bank (as amended from time to time, the “Agreement”), all the defined terms of which have the same meanings when used herein.
I hereby certify that: (a) I am, and at all times mentioned herein have been, the duly elected, qualified, and acting officer of Borrower designated below; (b) to the best of my knowledge, the financial statements of Borrower from the period shown above (the “Reporting Period”) and which accompany this certificate were prepared in accordance with GAAP and present fairly the financial condition of Borrower as of the end of the Reporting Period and the results of its operations for Reporting Period; (c) a review of the Agreement and of the activities of Borrower during the Reporting Period has been made under my supervision with a view to determining Borrower’s compliance with the covenants, requirements, terms, and conditions of the Agreement, and such review has not disclosed the existence during or at the end of the Reporting Period (and I have no knowledge of the existence as of the date hereof) of any Default or Event of Default, except as disclosed herein (which specifies the nature of existence of each Default or Event of Default, if any, and what action Borrower has taken, is taking, and proposes to take with respect to each); (d) all information set forth on the attachment to this Compliance Certificate is true and correct, and complete in all material respects, and the calculations set forth therein evidence that Borrower is in compliance with the requirements of the Agreement at the end of the Reporting Period (or if Borrower is not in compliance, showing the extent of non-compliance and specifying the period of non-compliance and what actions Borrower proposes to take with respect thereto); and (e) Borrower was, as of the end of the Reporting Period, in compliance and good standing with applicable Fannie Mae, Ginnie Mae, Freddie Mac, and HUD net worth requirements.

By:	___________________________________________________
Name:
Title:

borrower:	Stonegate Mortgage Corporation
REPORTING PERIOD ENDED:	____/____/20_
All financial calculations set forth herein are as of the end of the Reporting Period.

1.	ADJUSTED TANGIBLE NET WORTH

The Adjusted Tangible Net Worth of Borrower is:
GAAP Net Worth	$
Minus: Intangible Assets (excluding Capitalized Servicing Rights)	$
Minus: Capitalized Servicing Rights	$
Minus: Due from equityholders, Affiliates or employees	$
Minus: Assets pledged to secure liabilities not included in Indebtedness	$
Minus: Any other HUD non-acceptable assets	$
Minus: Investments in Affiliates	$
Minus: loans in Affiliates	$
Plus: Lesser of (a) most recent MSR Appraised Value, and (b) capitalized Servicing Rights (per above)	$
Plus: Subordinated Debt	$
ADJUSTED TANGIBLE NET WORTH	$
REQUIRED MINIMUM	$200,000,000
In compliance?	☐Yes ☐No

2.	INDEBTEDNESS OF BORROWER

INDEBTEDNESS:	$

3.	LEVERAGE: ADJUSTED INDEBTEDNESS TO ADJUSTED TANGIBLE NET WORTH

Indebtedness (from 2, above)	$
Minus: Subordinated Debt (from 1, above)	$
ADJUSTED INDEBTEDNESS	$
Adjusted Tangible Net Worth (from 1, above)	$
RATIO OF ADJUSTED INDEBTEDNESS /ADJUSTED TANGIBLE NET WORTH	__:1
Maximum permitted	10:1
In compliance?	Yes No

4.	LIQUIDITY

Cash	$
Less: Restricted Cash	$
Plus: Cash Equivalents	$
LIQUIDITY	$
Calculate sum of :	$
2.00% of debt subject to margin and secured by government and conforming mortgages	$
4.00% of debt subject to margin and secured by other mortgages	$
10.00% of debt subject to margin and secured by servicing rights	$
Calculated Total	$
Required minimum: Greater of either (a) $15,000,000 or (b) the Calculated Total
Applicable Minimum Limit	$
In compliance?	☐Yes ☐No

5.	PROFITABILITY RATIO

Net Income (prior three (3) fiscal quarters)	$
Net Income (fiscal quarter just ended)	$
Total Net Income (prior four (4) fiscal quarters)	$
Minimum required	$1.00 or more
In compliance?	☐Yes ☐No

6.	FACILITIES (Please list all credit facilities including off balance sheet facilities)

Institution	Total Commitment	Outstanding
EverBank Warehouse Lending	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
	$	$
TOTALS	$	$

7.	REPURCHASES / INDEMNIFICATIONS (R&I)

Repurchases	UPB	# of Loans	Actual or Estimated Loss	How were they recorded on the financials?
Beginning Open R&I’s	$		$
New R&I’s received this month	$		$
R&I’s rescinded this month	$		$	n/a
R&I’s settled this month	$		$
Ending Open R&I’s	$		$

*
If you have a detailed schedule of loans subject to repurchases that includes the investor requesting, reason for repurchases, origination date, loan characteristics such as LTV, lien position, occupancy etc., and valuation method if you have estimated your loss exposure, please attach it with this table.

8.	LOAN LOSS RESERVE

	Current Month	Year-to-Date
Beginning loan loss reserve	$	$
Additional loss provision	$	$
Actual charge off	$	$
Ending Loan Loss Reserve	$	$

9.	LITIGATION

	Current Month	Year-to-Date
Pending litigations (Unit)
Expected losses on litigation	$	$

10.	THIRD PARTY REPORTS
All reports received from third parties (such as the SEC, Fannie Mae, Ginnie Mae, Freddie Mac) subsequent to the last reporting period are attached hereto. These reports include the following (if none, write “None”): [_______]

11.	DEFAULTS OR EVENTS OF DEFAULT
Disclose nature and period of existence and action being taken in connection therewith; if none, write “None”: [_______]

12.	OTHER REPORTS REQUIRED (Please attach if applicable)

a.	Indemnification & Repurchase Report for the prior year and current YTD.

b.	Summary of year-to-date production, broken out by product type.